Filed Pursuant to Rule 424(b)(3)
Registration No. 333-201797

13,302,037 Shares of Common Stock

This prospectus relates to the offer and resale by the selling stockholders identified in this prospectus of up to an aggregate of 13,302,037 shares of our common stock, which includes (i) 1,294,000 shares of common stock sold to one selling stockholder in a private placement that was consummated on December 31, 2014; (ii) 6,536,953 shares that the selling stockholders have the right to receive upon the conversion of $22,000,000 principal amount and interest on, 8% Senior Secured Convertible Debentures due November 30, 2017, which were issued to selling stockholders in a private placement which closed on December 31, 2014 (after taking into account a $5,000,000 paydown of principal permitted under the terms of the Debentures, which is scheduled to occur within six months of the date of closing of the sale of the Debentures, and for which we have obtained a waiver of the requirement to register shares underlying that $5,000,000 prior amount of Debentures from a majority in interest of the holders of the Debentures) and to which we refer as the Debentures; and (iii) 2,699,999 shares issuable upon exercise of warrants in conjunction with the Debentures, which we refer to as the Warrants. In addition, the aggregate share total includes 2,771,085 shares of our common stock required to be registered under the terms of the securities purchase agreement and registration rights agreement executed in connection with the issuance of the Debentures and Warrants, equal to 30% of the shares issuable in (ii) and (iii), assuming that the number of shares issuable in (ii) are issuable at a conversion price equal to 75% of the conversion price for the Debentures. Because we are contractually required to register 130% of the shares initially issuable upon exercise of the Warrants and upon conversion of the Debentures at a 25% discount to the initial conversion price, the actual number of shares that will be issued will be less than the number of shares being offered by this prospectus. To the extent the shares offered by this prospectus are not issued pursuant to the terms of the Debentures and the Warrants, we will deregister them.

The selling stockholders may offer their shares from time to time directly or through one or more underwriters, broker-dealers or agents, in the over-the-counter market at market prices prevailing at the time of sale, in one or more privately negotiated transactions at prices acceptable to the selling stockholders, or otherwise, so long as our common stock is trading on the Nasdaq Capital Market or another listed exchange, or any OTC market, and, if not, sales may only take place at fixed prices. We are registering these shares of our common stock for resale by the selling stockholders named in this prospectus, or their transferees, pledgees, donees or assigns or other successors-in-interest that receive any of the shares as a gift, distribution, or other non-sale related transfer. We will not receive any proceeds from the sale of shares by the selling stockholders. These shares are being registered to permit the selling stockholders to sell shares from time to time, in amounts, at prices and on terms determined at the time of offering. The selling stockholders may sell this common stock through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled "Plan of Distribution" beginning of page 34. In connection with any sales of the common stock offered hereunder, the selling stockholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

We have agreed to pay certain expenses in connection with the registration of the shares. The selling stockholders will pay all underwriting discounts and selling commissions, if any, in connection with the sale of the shares.

Our common stock is traded on the Nasdaq Capital Market under the symbol "SANW."  On January 28, 2015, the last reported sale price of our common stock on the Nasdaq Capital Market was $5.06 per share.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISKS. SEE "RISK FACTORS" ON PAGE 5 OF THIS PROSPECTUS AND IN THE OTHER DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 20, 2015

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in or incorporated by reference in this prospectus. We are offering to sell, and seeking offers to buy, the securities described in this prospectus only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares or warrants. You should not assume that the information appearing in this prospectus or any applicable prospectus supplement or amendment to this prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operation and prospects may have changed since those dates.

As permitted by the rules and regulations of the Securities and Exchange Commission, or the Commission, the registration statement, of which this prospectus forms a part, includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the Commission at the Commission's web site or at the Commission's offices described below under the heading "Where You Can Find More Information."

Unless the context requires otherwise or unless otherwise noted, all references to "S&W Seed" or "S&W" are to S&W Seed Company, a Nevada corporation, and all references to "we," "us" or "our" are to S&W Seed Company and its subsidiaries.

Trademarks, service marks or trade names of any other companies appearing in this prospectus are the property of their respective owners. Use or display by us of trademarks, service marks or trade names owned by others is not intended to and does not imply a relationship between us, and/or endorsement or sponsorship by, the owners of the trademarks, service marks or trade names.

Our functional and reporting currency is the U.S. Dollar. Foreign currency denominated revenues and expenses are translated using average rates of exchange during the reporting period. Foreign currency denominated monetary assets and liabilities are translated at the rate of exchange in effect at the balance sheet date.

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PROSPECTUS SUMMARY

This summary highlights information included or incorporated by reference in this prospectus. This summary may not contain all of the information that may be important to you. Before making an investment decision, you should read carefully this entire prospectus, together with the additional information described under the heading "Where You Can Find More Information" on page 38 of this prospectus.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using the Securities and Exchange Commission's registration rules for a delayed or continuous offering and sale of securities. Under the registration rules, using this prospectus and, if required, one or more prospectus supplements, the selling stockholders named herein may distribute the shares of common stock covered by this prospectus. This prospectus also covers any shares of common stock that may become issuable as a result of stock splits, stock dividends or similar transactions.

A prospectus supplement may add, update or change information contained in this prospectus. We recommend that you read carefully this entire prospectus, especially the section entitled "Risk Factors" beginning on page 5, and any supplements before making a decision to invest in our common stock.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. The common stock is not being offered in any jurisdiction where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our securities occurs.

Our Company and Corporate History

Founded in 1980 and headquartered in the Central Valley of California, we believe we are the leading producer of warm climate, high-yield alfalfa seed varieties, including varieties that can thrive in poor, saline soils. We also offer seed cleaning and processing for other seed manufacturers.

We completed our initial public offering in fiscal 2010, and since then we have expanded certain pre-existing business initiatives and added new ones, including:

  increasing our farming acreage dedicated to alfalfa seed production by both acquisition of leased and purchased farmland and by increasing the number of acres under contract with growers in the Central and Imperial Valleys of California;

  teaming with Forage Genetics International, LLC and Monsanto Corporation to develop genetically modified organism alfalfa seeds, which we refer to as GMO, using our germplasm and Monsanto's genetically modified traits;

  developing stevia varieties in response to growing worldwide demand for the all-natural, zero calorie sweetener;

  acquiring the customer list of our primary international distributor of alfalfa seed;

  entering into the dormant germplasm market via the acquisition of a portfolio of dormant germplasm in August 2012;

  entering into production of non-GMO seed in the Imperial Valley, California by purchasing farmland and acquiring Imperial Valley Seeds, Inc., which we refer to as IVS, in October 2012;

  entering into production of non-GMO seed in Southern Australia by acquiring the dominant local producer, Seed Genetics International Pty Ltd, which we refer to as SGI, in April 2013; and

  acquiring alfalfa production and research facility assets and conventional (non-GMO) alfalfa germplasm, from Pioneer Hi-Bred International, Inc., or Pioneer, a subsidiary of E. I. du Pont de Nemours and Company.

The acquisition of the Pioneer assets is described in greater detail below under "-Recent Developments - Pioneer Acquisition."

We believe our 2013 combination with SGI created the world's largest non-dormant alfalfa seed company, and we now have the competitive advantages of year-round production in that market, which extends to all areas of the alfalfa seed business, including sales, inventory management an cash collection cycles. We also believe that our acquisition of Pioneer's dormant alfalfa assets makes us the largest and most diverse alfalfa seed production company in the world.

From 1980 until 2009, our business was operated as a general partnership. We bought out the former partners beginning in June 2008, incorporated in October 2009 in Delaware, and completed the buyout of the general partners in May 2010. We reincorporated in Nevada in December 2011. SGI, which is our wholly owned subsidiary was incorporated as a limited proprietary corporation in South Australia in 1993, as Harkness Group, changed its name to Seed Genetics Australia Pty Ltd in 2002, and in 2011 changed its name to Seed Genetics International Pty Ltd. SGI's principal office space is located in Unley, South Australia.

Our Contact Information

Our principal business office is located at 25552 South Butte Avenue, Five Points, CA 93624, and our telephone is number (559) 884-2535. Our website address is www.swseedco.com. Information contained on our website or any other website does not constitute part of this prospectus.

Recent Developments

Pioneer Acquisition

On December 31, 2014, we completed the acquisition of alfalfa production and research facility assets, conventional (non-GMO) alfalfa germplasm and certain other assets from Pioneer. The purchase price for the acquisition of the Pioneer assets was up to $42,000,000. The purchase price consisted of $27,000,000 in cash (payable at closing), a promissory note payable by us to Pioneer in the initial principal amount of $10,000,000 (issued at closing), and a potential earn-out payment (payable as an increase in the principal amount of the note) of up to $5,000,000 based on sales of products containing the acquired germplasm and Pioneer purchases under distribution and production agreements in the three-year period following the closing. The promissory note bears interest at 3% per annum (paid annually) and is payable on December 31, 2017.

The specific assets we acquired by consummating the Pioneer asset acquisition include the following assets, as identified (and subject to the exceptions specified) in the acquisition agreement:

  real property, together with all buildings, fixtures, improvements and appurtenances thereto in Arlington and Nampa;

  furnishings, furniture, office equipment, supplies, spare, replacement and component parts, tools, machinery, production equipment, testing equipment, vehicles, other equipment and tangible personal property;

  certain records relating to the acquired assets;

  subject to the receipt of all required consents of applicable third parties, contracts;

  know-how;

  patents and pending applications;

  certain conventional alfalfa germplasm;

  certain inventories of conventional alfalfa products and research conventional alfalfa seed;

  to the extent transferable, all rights, claims, credits, causes of action or rights of set-off against third parties relating to the purchased assets, including (without limitation) un-liquidated rights under manufacturers' and vendors' warranties;

  to the extent transferable, the right to sue for past, present and future infringements and misappropriation of the transferred know-how, transferred patents and transferred germplasm that have occurred, are occurring or will occur, including the right to sue for injunctive relief and damages for such infringements and misappropriations and to retain all damages collected in connection therewith;

  to the extent transferable, the Plant Variety Protection Certificates; and

  all goodwill to the extent related to the purchased assets.

We also agreed, subject to the receipt of third party consents and the satisfaction of certain other conditions, to purchase additional GMO germplasm varieties and other related assets from Pioneer for an additional $7,000,000 in cash. The closing for the second acquisition, if all conditions to closing are satisfied, will occur on December 29, 2017.

In connection with the acquisition of the Pioneer assets, we entered into a long-term alfalfa distribution agreement and certain other contractual relationships with Pioneer. Under the distribution agreement we will be the sole supplier, subject to certain exceptions, of certain alfalfa seed products for sale to customers by Pioneer. The distribution agreement will remain in effect until September 30, 2024, unless terminated earlier as the result of a material breach or if a party becomes bankrupt or insolvent. The distribution agreement provides for minimum annual purchase commitments from Pioneer (subject to certain exceptions) at specified price levels, with (subject to certain exceptions) a 4% cap on annual price increases.

Financing Transactions

In order to consummate the asset Pioneer acquisition, we raised an aggregate of $31,658,400 in two separate private placements that closed on December 31, 2014. We sold 1,294,000 shares of our common stock at $3.60 to one accredited investor for gross proceeds of $4,658,400. We also entered into purchase agreements with accredited investors under the terms of which we sold $27,000,000 aggregate principal amount of Debentures due November 30, 2017, together with Warrants to purchase an aggregate of 2,699,999 shares of our common stock that expire on June 30, 2020. Both transactions were exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.

We plan to pay down $5,000,000 of principal on the Debentures no later than July 1, 2015, as permitted under the terms of the Debentures, and, pursuant to a waiver from the holders of a majority in interest of the Debentures, are including in this registration statement shares of our common stock potentially issuable (or contractually required) with respect to $22,000,000 in principal amount of the Debentures.

For a summary of the Debentures and Warrants, see "The Financing Transactions" elsewhere in this prospectus.

The Offering
Common stock offered by the selling stockholders

Up to 13,302,037(1) shares consisting of:

  4,399,992 shares issuable upon conversion of the Debentures;
  1,466,675 shares required to be registered as a reserve based on a 25% discount to the initial $5.00 conversion price;
  670,286 shares issuable if all interest is paid in shares;
  2,699,999 shares issuable upon exercise of the Warrants;
  1,294,000 shares sold to one accredited investor; and
  2,771,085 additional shares contractually required to be registered and included in this prospectus as a 30% share reserve.

Common stock outstanding(1)

12,961,475 shares as of January 21, 2015; 20,061,466 shares after the offering, assuming full conversion of the Debentures at the initial conversion price of $5.00 and full exercise of the Warrants at the initial exercise price of $5.00 but excluding any shares potentially issuable as interest payments(2).

Terms of the offering	The selling stockholders will determine when and how they sell the common stock offered in this prospectus, as described in "Plan of Distribution."
Use of proceeds

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders listed in this prospectus under "selling stockholders." To the extent proceeds are received upon exercise of the warrants by the selling stockholders, we intend to use any such proceeds for general corporate and working capital purposes. See "Use of Proceeds."

Risk factors	See "Risk Factors" beginning on page 6, for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Nasdaq Capital Market symbol	SANW

(1) Of the 13,302,037 shares that could be resold pursuant to this prospectus, 1,294,000 shares were sold in the private placement of common stock, and those shares are included in the shares outstanding at January 21, 2015 total. The remaining 12,008,037 shares relate to the securities potentially issuable pursuant to the terms of the Debentures and Warrants, including: 4,399,992 shares issuable upon conversion of the Debentures; 1,466,675 shares required to be registered as a reserve based on a 25% discount to the initial $5.00 conversion price; 670,286 shares issuable if all interest is paid in shares; 2,699,999 shares issuable upon exercise of the Warrants; and 2,771,085 additional shares contractually required to be registered and included in this prospectus as a 30% share reserve. See "Risk Factors - Risks Relating to the Private Placement of Debentures and Warrants." No one selling stockholder or group of affiliated stockholders would hold more than 4.99% of our stock in this situation, and there are 17 selling stockholders.

(2) Does not include (i) additional shares of common stock that could be issuable upon conversion of the Debentures in the event that the ratchet provision of the Debentures is triggered or shares of common stock are used to service interest on indebtedness; (ii) 1,314,197 shares of common stock issuable upon exercise of outstanding options; and (iii) 1,590,000 shares issuable upon exercise of outstanding warrants other than the Warrants.

RISK FACTORS

An investment in our securities involves a high degree of risk and many uncertainties discussed in the section entitled "Risk Factors" in our annual report on Form 10-K for the year ended June 30, 2014, which is incorporated by reference into this prospectus. You should carefully consider the risk factors before purchasing our securities. If one or more of the possibilities described as risks actually occurs, our operating results and financial condition would likely suffer and the trading price of our securities could fall, causing you to lose some or all of your investment in the securities we are offering.

Risks Relating to the Private Placement of Debentures and Warrants

Our stockholders will have a reduced ownership and voting interest after issuance of the shares issuable upon conversion of the Debentures and exercise of the Warrants and may exercise less influence over management.

In the event the holders of the Debentures and Warrants elect to exercise their conversion and/or exercise rights pursuant to these securities in full, and, without taking into account any adjustment to the conversion price of the Debentures, an aggregate of 7,099,991 shares of our common stock could be issued upon conversion and exercise of the securities, based on $22,000,000 in principal amount of the Debentures. If the price adjustment provision of the Debentures is triggered, that total would increase to 8,014,009 shares. Based on the current number of shares outstanding of 12,961,475, the new issuances would represent 35% and 38%, respectively, of the shares outstanding after these issuances. In addition, although we have no intention of doing so, to the extent we issue shares to service the debt, the ownership percentages of the new investors would increase incrementally. As a result, our current stockholders as a group would own a substantially smaller interest in us and may have less influence on our management and policies than they now have.

If the price protection provision of the Debentures and Warrants and/or the weighted average dilution provision of the Warrants is triggered, there would be a decrease in conversion and/or exercise prices.

Although the initial conversion price of the Debentures and the initial exercise price of the Warrants is $5.00, which was a premium to the price on closing of $4.00, both securities contain provisions that could adjust downward the respective conversion and exercise prices. Both securities contain a ratchet provision under which the conversion and exercise prices could be adjusted to as low as $4.15 (subject to adjustment for stock splits and similar events) if, on September 30, 2015, our stock price is below the then-conversion/exercise price. In addition, the Warrant also contains a weighted average price protection provision that is operable for the first three years of the term of the Warrants.

Our repayment obligations to our selling stockholders under the Debentures are secured by a lien on our assets.

Our obligations to the selling stockholders under the Debentures are secured by a lien on all of our assets pursuant to a security agreement, which was entered into with respect to the issuance of the Debentures. This lien is subordinate only to the lien of certain permitted senior creditors, pursuant to an inter-creditor and subordination agreement, which was entered into simultaneously with the security agreement. If we default under the terms of the Debentures or under the terms of any permitted senior indebtedness (which is an event of default under the Debentures), the selling stockholders may exercise various remedies against us, including acceleration of the entire remaining principal amount of the Debentures and all accrued and unpaid interest thereon, and remedies against our collateral. An acceleration of the Debentures or an exercise of remedies against our assets as collateral could have a material adverse effect on our ability to conduct our business or could force us to invoke legal measures to protect our business, including, but not limited to, for filing for protection under the U.S. Bankruptcy Code.

Risks Relating to Our Business and Industry

Our earnings can be negatively impacted by declining demand brought on by varying factors, many of which are out of our control.

A variety of factors, notably a severe downturn in the domestic dairy industry, could have a negative effect on sales of alfalfa hay, and as a result, the demand for our alfalfa seed in the domestic market. At times, including fiscal 2014, the demand for our seed has also declined in the Middle East as the result of common, uncertified seed flooding the market at lower prices than those at which we were willing to sell our certified seed. In fiscal 2015, many of these factors started to correct themselves, but these circumstances could continue or reoccur, and our earnings could be negatively impacted. In addition, demand for our products could decline because of other supply and quality issues or for any other reason, including products of competitors that might be considered superior by end users. A decline in demand for our products could have a material adverse effect on our business, results of operations and financial condition.

Our earnings may also be sensitive to fluctuations in market prices.

Market prices for our alfalfa seed can be impacted by factors such as the quality of the seed and the available supply, including whether lower quality, uncertified seed is available. Growing conditions, particularly weather conditions such as windstorms, floods, droughts and freezes, as well as diseases and pests and the adventitious presence of GMO, are primary factors influencing the quality and quantity of the seed and, therefore, the market price at which we can sell our seed to our customers. A decrease in the prices received for our products could have a material adverse effect on our business, results of operations and financial condition.

Our profitability is vulnerable to cost increases.

Future increase in costs such as the costs of growing seed through growers or by us internally, could cause our margins and profitability to decline unless we are able to pass along the increased price of production to our customers. We may not be able to increase the price of our seed sufficiently to maintain our margins and profitability in the future.

We could encounter farming-related problems unrelated to natural disasters, crop disease and other normal agricultural risks.

We grow a portion of our own alfalfa seed while still continuing to contract for the majority of our planted acreage with third-party farmers. A portion of our direct farming operations is carried out by our own employees on land we own and lease, and the remainder is performed by third-party farmers on their land but under our direction. Some of these arrangements span multiple years, and both direct farming methods carry large financial risks that we do not face when we pay growers for their seed on a per-pound basis. When we carry the farming risk, we can expect to incur costs of between $1,300 and $2,300 per acre, regardless of yields. We can and will make decisions that could adversely impact yields or quality, resulting in a smaller supply of seed to sell to our customers and increasing our cost of production to unprofitable levels. As we obtain additional farmland, by lease or purchase, both our farming costs and risks could continue to climb, and as our direct farming operations account for a significant portion of our seed requirements, the farming decisions we make could have a negative impact on our results of operations.

Our inventory of seed can be adversely affected by the market price being paid for other crops.

Our seed production, both in the U.S. and Australia, substantially relies on unaffiliated growers to grow our proprietary seed and to sell it to us at negotiated prices each year. Growers have a choice of what crops to plant. If a particular crop is paying a materially higher price than has been paid in the past, growers may decide to not grow alfalfa seed in favor of receiving a higher return from an alternative crop planted on the same acreage. If our growers decline to a significant degree to plant the acreage on which we rely, and if we cannot find other growers to plant the lost acreage, our inventory of seed could be insufficient to satisfy the needs of our customers, and our business, results of operations and financial condition could materially decline. In addition, our customers could look to other suppliers for their seed if we cannot satisfy their requirements, and we may not be able to regain them as customers once our inventory levels have returned to normal.

Adverse weather conditions, natural disasters, crop disease, pests and other natural conditions can impose significant costs and losses on our business.

Alfalfa seed, our primary product, is vulnerable to adverse weather conditions, including windstorms, floods, drought and temperature extremes, which are common but difficult to predict. In addition, alfalfa seed is vulnerable to crop disease and to pests, which may vary in severity and effect, depending on the stage of production at the time of infection or infestation, the type of treatment applied and climatic conditions. Unfavorable growing conditions can reduce both crop size and quality. While historically we have not grown the alfalfa seed we sell, these factors can nevertheless directly impact us by decreasing the quality and yields of our seed and reducing our inventory and the supply of seed we sell to our customers. Moreover, in fiscal 2012, we began growing a portion of our alfalfa seed directly as well as farming alfalfa hay, and therefore, we have a direct vulnerability to the same adverse effects of weather, pests, natural disasters and other natural conditions that concern our third-party growers.

These factors can increase costs, decrease revenue and lead to additional charges to earnings, which may have a material adverse effect on our business, results of operations and financial condition.

Because our alfalfa seed business is highly seasonal, our revenue, cash flows from operations and operating results may fluctuate on a seasonal and quarterly basis.

We expect that the majority of our revenues will continue to be generated from our alfalfa seed business. Our alfalfa seed business is highly seasonal. The seasonal nature of our operations results in significant fluctuations in our working capital during the growing and selling cycles. We have experienced, and expect to continue to experience, significant variability in net sales, operating cash flows and net income on a quarterly basis.

Because we depend on a core group of significant customers, our sales, cash flows from operations and results of operations may be negatively affected if our key customers reduce the amount of products they purchase from us.

We rely upon a small group of customers for a large percentage of our net revenue. We expect that a small number of customers will continue to account for a substantial portion of our net revenue for the foreseeable future.

The loss of, or a significant adverse change in, our relationship with these customers, or any other major customer, could have a material adverse effect on our business, financial position, results of operations and operating cash flows. The loss of, or a reduction in orders from, any significant customers, losses arising from customers' disputes regarding shipments, product quality, or related matters, or our inability to collect accounts receivable from any major customer could have a material adverse effect on us. There is no assurance that we will be able to maintain the relationships with our major customers or that they will continue to purchase our seed in the quantities that we expect and rely upon. If we cannot do so, our results of operations could suffer.

Because we do not grow most of the alfalfa seed that we sell, we are substantially dependent on our network of growers, and our sales, cash flows from operations and results of operations may be negatively affected if our largest growers were to stop supplying seed to us.

Historically, we have relied on a relatively small network of growers of alfalfa seed that together has provided all of the seed we sell to our customers. Although in fiscal 2012, we began growing and producing a portion of our own seed, most of our seed will continue to be grown under contracts with farmers, most of which are one-year contracts. Many of our growers have had long-term grower relationships with us. However, we do not have long-term supply contracts with any of these growers, which makes us particularly vulnerable to factors beyond our control. Events such as a shift in pricing caused by an increase in the value of commodity crops other than seed crops, increase in land prices, unexpected competition or reduced water availability could disrupt our supply chain. Any of these disruptions could limit the supply of seed that we obtain in any given year, adversely affecting supply and thereby lowering revenues. Such disruption could also damage our customer relationships and loyalty to us if we cannot supply the quantity of seed expected by them. We encountered a meaningful shift in our grower network in fiscal 2011, with some of our growers who had grown for us for many years opting to cut back their alfalfa seed acreage or to not grow alfalfa seed at all. More recently, we also had certain California growers decide to not grow alfalfa seed due to drought conditions. This situation could reoccur and could negatively impact our revenues if we do not otherwise have sufficient seed inventory available for sale.

SGI relies on a pool of approximately 150 Australian growers to produce its proprietary seeds. Each grower arrangement is typically made for a term of seven to ten harvests. Although SGI's grower pool is substantially more diversified than our grower pool, it is not without risks. Adverse agronomic or climatic factors could lead to grower exodus and negatively impact SGI's revenues if SGI does not otherwise have sufficient seed inventory available for sale.

A large majority of our customers are located within regions, including Saudi Arabia, which substantially restrict or prohibit the importation of GMO seed varieties. We actively test for the presence of GMO in our seed stock in the San Joaquin Valley. The presence of GMO alfalfa in significant amounts of our contracted seed production could severely limit the amount of seed that we have available to sell into Saudi Arabia and other locations that prohibit GMO seed varieties. Furthermore, due to widespread negative perception of GMO material, even if we were able to successfully remediate the accidental occurrence of GMO in our contracted seed production, there are no assurances that we would be able to achieve export sales to Saudi Arabia and other non-GMO locations at the same levels as we achieved before the accidental occurrence of GMO.

A lack of availability of water in the U.S. or Australia could impact our business.

Adequate quantities and correct timing of the application of water are vital for most agriculture to thrive. Whether particular farms are experiencing water shortages depends, in large part, on their location. However, continuing drought conditions can threaten all farmland other than those properties with their own water sources. Although alfalfa seed is not a water-intensive crop, the availability or the cost of water is a factor in the planting of the alfalfa hay grown from our seed. If the dairy farmers and others who purchase our alfalfa seed to grow hay cannot get an adequate supply of water, or if the cost of water makes it uneconomical for the farmers to grow alfalfa, we may not be able to sell our seed, which could have an adverse impact on our results of operations. We cannot predict if water shortages will impact our business in the future, but if alfalfa hay growers are impacted by water shortages, our business could also materially decline.

We face intense competition, and our inability to compete effectively for any reason could adversely affect our business.

The alfalfa seed market is highly competitive, and our products face competition from a number of small seed companies, as well as large agricultural and biotechnology companies. We also now face new competition with the availability of Roundup Ready® alfalfa beginning to be a viable alternative. We compete primarily on the basis of consistency of product quality and traits, product availability, customer service and price. Many of our competitors are, or are affiliated with, large diversified companies that have substantially greater marketing and financial resources than we have. These resources give our competitors greater operating flexibility that, in certain cases, may permit them to respond better or more quickly to changes in the industry or to introduce new products more quickly and with greater marketing support. Increased competition could result in lower profit margins, substantial pricing pressure, reduced market share and lower operating cash flows. Price competition, together with other forms of competition, could have a material adverse effect on our business, financial position, results of operations and operating cash flows.

If we are unable to estimate our customers' future needs accurately and to match our production to the demand of our customers, our business, financial condition and results of operations may be adversely affected.

We sell our seed primarily to dealers and distributors who, in turn, sell primarily to hay and dairy farmers who grow hay for dairy cattle and other livestock. Due to the nature of the alfalfa seed industry, we normally produce seed according to our production plan before we sell and deliver seed to distributors and dealers. Our dealers and distributors generally make purchasing decisions for our products based on market prices, economic and weather conditions and other factors that we and our dealers and distributors may not be able to anticipate accurately in advance. If we fail to accurately estimate the volume and types of products sought by the end users and otherwise adequately manage production amounts, we may produce more seed than our dealers and distributors want, resulting in excess inventory levels. On the other hand, if we underestimate demand, which has happened in the past, we may not be able to satisfy our dealers and distributors' demand for alfalfa seed, and thus damage our customer relations and end-user loyalty. Our failure to estimate end users' future needs and to match our production to the demand of our customers may adversely affect our business, financial condition and results of operations.

Our third-party distributors may not effectively distribute our products.

We depend in part on third-party distributors and strategic relationships for the marketing and selling of our products. We depend on these distributors' efforts to market our products, yet we are unable to control their efforts completely. In addition, we are unable to ensure that our distributors comply with all applicable laws regarding the sale of our products, including the United States Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. 78dd-1, et seq. If our distributors fail to effectively market and sell our products, and in full compliance with applicable laws, our operating results and business may suffer.

We extend credit to customers who currently represent or are expected to represent the largest percentage of our sales.

Although payment terms for our seed sales generally are 90 to120 days, we regularly extend credit to our largest international customer, Sorouh Agricultural Company, and to other international customers. We expect that sales of our alfalfa seed varieties to Sorouh and to other international customers will represent a material portion of our revenue in fiscal 2015 and that we will continue to extend credit in connection with those sales. Because these customers are located in foreign countries, collection efforts, were they to become necessary, could be much more difficult and expensive. Moreover, future political and/or economic factors, as well as future unanticipated trade regulations, could negatively impact our ability to timely collect outstanding receivables from these important customers. The extension of credit to our major customers exposes us to the risk that our seed will be delivered but that we may not receive all or a portion of the payment therefor. If these customers are unable or unwilling to fully pay for the seed they purchase on credit, our results of operations and financial condition could be materially negatively impacted. Moreover, our internal forecasts on which we make business decisions throughout the year could be severely compromised, which could, in turn, mean that we spend capital for operations, investment or otherwise that we would not have spent had we been aware that the customer would not honor its credit extension obligation.

Our current reliance on the seed development and production business does not permit us to spread our business risks among different business segments, and thus a disruption in our seed production or the industry would harm us more immediately and directly than if we were diversified.

We currently operate mainly in the alfalfa seed business, and we do not expect this to change materially in the foreseeable future. Without business line diversity, we will not be able to spread the risk of our operations. Therefore, our business opportunities, revenue and income could be more immediately and directly affected by disruptions from such things as drought and disease or widespread problems affecting the alfalfa industry, payment disruptions and customer rejection of our varieties of alfalfa seed. If there is a disruption as described above, our revenue and income could be reduced, and our business operations might have to be scaled back.

Moreover, because our stevia operations are also agriculture-based and centered in California's Central Valley where the majority of our United States-based alfalfa seed operations is located, it is possible that the same problems that might negatively impact our alfalfa seed business could, at the same time, negatively impact our stevia business. Accordingly, we do not consider our stevia business a hedge against the risks of our alfalfa seed business.

If we fail to introduce and commercialize new alfalfa seed varieties, we may not be able to maintain market share, and our future sales may be harmed.

The performance of our new alfalfa seed varieties may not meet our customers' expectations, or we may not be able to introduce and commercialize specific seed varieties. Reorder rates are uncertain due to several factors, many of which are beyond our control. These include changing customer preferences, which could be further complicated by the new availability of Roundup Ready® alfalfa, competitive price pressures, our failure to develop new products to meet the evolving demands of the end users, the development of higher-demand products by our competitors and general economic conditions. The process for new products to gain market recognition and acceptance is long and has uncertainties. If we fail to introduce and commercialize a new seed variety that meets the demand of the end user, if our competitors develop products that are favored by the end users, or if we are unable to produce our existing products in sufficient quantities, our growth prospects may be materially and adversely affected, and our revenue may decline. In addition, sales of our new products could replace sales of some of our current similar products, offsetting the benefit of even a successful product introduction.

Deregulation of Roundup Ready® alfalfa could negatively impact our sales and production of alfalfa seed.

In December 2010, the USDA published the final environmental impact statement on Roundup Ready® alfalfa. Following that publication, in late January 2011, the USDA announced the deregulation of Roundup Ready® alfalfa, without imposing any federal regulations, providing any guidance pertaining to field separation or mandating any other conditions. The availability of Roundup Ready® alfalfa could adversely impact our sales. Domestically, hay farmers may choose the GMO alfalfa seed over our seed in order to control weeds with Roundup®, Monsanto's powerful herbicide.

GMO crops currently are prohibited in most of the international markets in which our proprietary seed is currently sold. The greater the use of GMO seed in California, the greater the risk that the adventitious presence of GMO material in our seed production will occur due to pollination from hay fields or other seed fields. In fiscal 2013, the number of lots of our seed that tested positive for the adventitious presence of GMO was greater than in fiscal 2012. The preliminary testing results for our most recent harvest suggest that less than 1% of our estimated annual global production and sourced seed for fiscal 2014 will contain GMO material. Our testing is limited to detecting the presence of GMO material. The extent to which an affected batch of seed contains GMO material must be determined by a third party laboratory and we will undertake testing of this kind on an as-needed basis. Our seed containing GMO material can only be sold domestically or in other jurisdictions that permit the importation of GMO alfalfa. We are taking steps to reduce the risk of the adventitious presence of GMO material in our seed crops. These steps include seeking collaborative agreements, regulations, or other measures to ensure neighboring farms that raise GMO alfalfa in the San Joaquin Valley limit the extent to which they allow the flowering and cross-pollination of their GMO-based crops with our conventional non-GMO crops to occur; and acquiring land and expanding our contracted grower base in the Imperial Valley of California, where to our knowledge GMO alfalfa is not yet being grown. In addition, we may increase the use of leafcutter bees to pollinate our crops, because these bees do not form colonies and fly more limited ranges than honey bees, which makes the cutter bees less likely to bring GMO-bearing pollen into our fields. Finally, we plan to grow a portion of our S&W varieties in South Australia.

We believe that our testing program is superior to those of our competitors in the non-GMO alfalfa seed market. However, due to inherent weaknesses in the testing process, including limited sample sizes, we can make no assurances that our testing program, without more, will continually satisfy our customers and end users that our seed is GMO free or that our farming operations are adequately isolated from GMO pollination.

In April 2013, we entered into a license agreement with Forage Genetics to develop and commercialize seed varieties that incorporate proprietary traits, including the Roundup Ready® trait. This agreement further documented and formalized our previously announced collaboration with Forage Genetics and Monsanto to develop genetically modified versions of certain of our proprietary alfalfa varieties. This agreement contemplates lab work and field trials and may never result in the development of commercially viable seeds. Unless and until we actually begin selling Roundup Ready® alfalfa, our domestic sales could be negatively impacted, although the actual impact of Roundup Ready® alfalfa on the alfalfa seed market in general and on sales of our proprietary seed in particular is currently unknown.

The adoption of GOZ zones in our primary alfalfa seed growing region in California could impact the international sales of our S&W varieties.

A substantial portion of our S&W varieties is grown in Fresno County, California for both domestic and international sales. In January 2012, the National Alfalfa & Forage Alliance held a vote of growers in Fresno County to determine if they should form a Genetically Enhanced, or GE, Grower Opportunity Zone, or GOZ, in part of Fresno County. A GOZ is a seed grower-defined region within which a super-majority of growers (by number of growers or acreage) elects to focus on the production of either Adventitious Presence Sensitive or GE alfalfa seed, including Roundup Ready® alfalfa. The January 2012 vote to organize the proposed GOZ in Fresno County failed to obtain the required super-majority, and therefore the motion failed. However, there is no assurance that another vote will not be taken and that, at a future meeting, the proposal will not succeed in obtaining the required vote to form a GOZ for GMO alfalfa. If a GOZ were formed in Fresno County or in any other county where we currently produce seed or might produce seed in the future, our efforts to grow conventional alfalfa seed for international sale in that county could be threatened because of the isolation and contamination issues about which we remain concerned. In such circumstance, we might be forced to find alternative locations to grow our proprietary S&W alfalfa seed varieties for sale into Saudi Arabia and other locations that prohibit GMO seed, and there is no assurance that we would be able to do so successfully.

The presence of GMO alfalfa in Australia or California could impact our international sales.

GMO alfalfa varieties have not been approved by Australia's Office of the Gene Technology Regulator, and all GMO plant varieties are currently barred in South Australia. Because GMO plant varieties are currently barred, SGI's representation that its alfalfa seed products are free from GMO is critical as many of the jurisdictions to which SGI exports its alfalfa seed for sale, including Saudi Arabia, strictly prohibit the importation of GMO seed varieties. Field testing and commercial production of GMO alfalfa seed has been ongoing in the U.S. for several years, and the possibility now exits that planting seed imported into Australia from the U.S. may unintentionally contain GMO material, which, in turn, could intermingle with Australian alfalfa crops. Although Australia has a very comprehensive GMO monitoring protocols in place if SGI's alfalfa crops were to test positive for the adventitious presence of GMO, its ability to sell into Saudi Arabia and other locations that prohibit GMO seed varieties could be jeopardized, if not entirely prohibited.

A large majority of our customers are located within regions, including Saudi Arabia, which substantially restrict or prohibit the importation of GMO seed varieties. We actively test for the presence of GMO in our seed stock in the San Joaquin Valley. The presence of GMO alfalfa in significant amounts of our contracted seed production could severely limit the amount of California seed that we have available to sell into Saudi Arabia and other locations that prohibit GMO seed varieties. Furthermore, due to widespread negative perception of GMO material, even if we were able to successfully remediate the accidental occurrence of GMO in SGI's crops or our California seed production, there are no assurances that we would be able to achieve export sales to Saudi Arabia and other non-GMO locations at the same levels as we achieved before the accidental occurrence of GMO.

Our per acre pricing model could cause us to lose money on those contracts.

In fiscal 2012, we entered into three contracts, covering approximately 823 acres, with a California grower under which we deviated from our historical model and agreed to pay the grower a fixed price per acre rather than a fixed price per cleaned pound of seed. As such, regardless of the amount of seed this grower produces, we will be required to pay the fixed price per acre. This could result in our paying more per pound of seed than we are able to sell the seed to our customers, thereby causing a loss on this acreage. Moreover, these contracts cover a four- year period, and therefore, we could potentially be overpaying for seed on these contracts through crop year 2015 if the grower does not produce the minimum amount of seed we expect. These contracts could negatively impact our results of operations.

We may not be able to fully recover the costs of our initial stevia operations.

Our stevia operations are subject to the same farming risks that other agricultural operations face, including, weather-related events and natural disasters, which, depending on the growth cycle at the time of such event, could materially negatively impact our yields. Our yields also could be negatively impacted by our farming practices. We have ceased commercial production of stevia. Although we continue our breeding program and are considering commercial applications for our proprietary stevia, none of these ventures may ever be profitable or allow us to recoup the amounts expended in connection with our initial stevia production operations.

The stevia market may not develop as we anticipate, and therefore our continued research and development activities with respect to stevia may never become profitable to us.

There are a number of challenges to market acceptance of stevia as a natural, non-caloric sweetener. Stevia has its own unique flavor, which can affect the taste of some foods and beverages. A common complaint about stevia is that some of its extracts and derivatives have a bitter aftertaste, and its taste does not uniformly correspond to all regional taste preferences or combine well with some food flavors. Other factors that could impact market acceptance include the price structure compared to other sugar substitutes and availability. If the high-intensity, non-caloric sweetener market declines or if stevia fails to achieve substantially greater market acceptance than it currently enjoys, we might not ever be able to profit from our continued research and development activities relating to stevia or any commercial applications that we derive therefrom. Even if products conform to applicable safety and quality standards, sales could be adversely affected if consumers in target markets lose confidence in the safety, efficacy and quality of stevia. Adverse publicity about stevia or stevia-based products may discourage consumers from buying products that contain stevia. Any of these developments could adversely impact the future amount of dry leaf stevia, processed stevia leaves or extract we are able to sell, which could adversely impact our results of operations.

If demand for stevia does not increase, there may be excess capacity that could decrease the market price of stevia and reduce our potential future revenue opportunities.

Historically, stevia has been marketed and sold in the U.S. as a dietary supplement, available in natural food and health food stores. Since December 2008, stevia producers have increased production capacity in expectation of a large demand for stevia products. We started our stevia operation because we expect that demand for stevia will increase significantly in the future, particularly since Reb-A, a highly refined stevia extract, has been the subject of several "generally recognized as safe", or GRAS, notices in the U.S. that support the conclusion of the companies that Reb-A is generally recognized as safe for its intended use. Since the FDA has not objected to these notifications, Reb-A may be used as a sweetener in food and beverages, and a market for products incorporating Reb-A has developed and grown since then. However, there can be no assurance that there will continue to be widespread growth in the demand for stevia extracts or that FDA will not subsequently question the GRAS status of Reb-A based on new data or information. If demand for stevia extracts does not increase to the extent predicted by the industry, the stevia market may be subject to significant excess capacity, which would put downward pressure on the market price of stevia and negatively impact our expectations with respect to stevia as a revenue source.

There are difficulties in managing our storage system, which may result in damage to our products held in storage.

Alfalfa seed and stevia storage entails risks, including management of moisture, temperature and humidity. Any material storage problem may result in damage to our seed or dried stevia leaf and, thus, could create operating losses.

If we are unable to acquire sufficient raw materials or produce sufficient finished product, we will not be able to meet the demands of our customers.

We must acquire sufficient alfalfa seed to meet the demands of our customers. An alfalfa seed shortage could result in loss of sales and damage to our reputation. Because our proprietary seed is only available through our direct farming efforts and from our contract growers, if our growers become unable or unwilling to produce the required commercial quantities of alfalfa seed on a timely basis and at commercially reasonable prices, we will likely be unable to meet customer demand. We do not own or lease sufficient farmland to make up for a significant loss of acreage from our grower network. The failure to satisfy our customers not only could adversely impact our financial results but could irreparably harm our reputation.

The loss of key employees or the failure to attract qualified personnel could have a material adverse effect on our ability to run our business.

The loss of any of our current executives, key employees or key advisors, or the failure to attract, integrate, motivate and retain additional key employees, could have a material adverse effect on our business. Although we have employment agreements with our Chief Executive Officer, Chief Financial Officer, Chief Operations Officer, Vice President of Sales and Marketing, Vice President of Breeding and Genetics and Vice President of Processing, any employee could leave our employ at any time if he chose to do so. We do not carry "key person" insurance on the lives of any of our management team. As we develop additional capabilities, we may require more skilled personnel who must be highly skilled and have a sound understanding of our industry, business or processing requirements. Recruiting skilled personnel is highly competitive. Although to date we have been successful in recruiting and retaining qualified personnel, there can be no assurance that we will continue to attract and retain the personnel needed for our business. The failure to attract or retain qualified personnel could have a material adverse effect on our business.

We may not be able to manage expansion of our operations effectively.

We expect our operations to grow rapidly in the near future, both as we expand our historical alfalfa seed business both domestically and internationally through internal grown and synergistic acquisitions and increase our growers' production. We currently face these challenges in connection with the integration of the business operations we acquired from Pioneer, which expanded our operations into five states and three Canadian provinces. These efforts will require the addition of employees, expansion of facilities and greater oversight, perhaps in diverse locations. If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities, execute on our business strategies or respond to competitive pressures, and we may have difficulties maintaining and updating the internal procedures and the controls necessary to meet the planned expansion of our overall business.

Our management will also be required to maintain and expand our relationships with customers, suppliers and third parties as well as attract new customers and suppliers. We expect that our sales and marketing costs will increase as we grow our product lines and as we increase our sales efforts in new and existing markets. Our current and planned operations, personnel, systems and internal procedures and controls may not be adequate to support our future growth.

We recently issued debt to finance our acquisition in December 2014 and may seek to issue future debt to finance further acquisitions or develop strategic relationships, which if convertible, could cause dilution of the interests of our stockholders upon conversion.

The financing for current and future acquisitions could dilute the interests of our stockholders, result in an increase in our indebtedness, or both. In addition, an acquisition or other strategic transaction could adversely impact our cash flows and/or operating results, and dilute stockholder interests, for a number of reasons, including:

  interest costs and debt service requirements for any debt incurred in connection with an acquisition or new business venture, which may in addition to having a dilutive effect, all adversely impact our cash available for operations; and
  issuances of securities in connection with an acquisition or other strategic transaction could be consummated at prices that dilute the current holders of our common stock.

We may be unable to successfully integrate the businesses we have recently acquired and may acquire in the future with our current management and structure.

As part of our growth strategy, we may acquire additional businesses, product lines or other assets. We may not be able to locate or make suitable acquisitions on acceptable terms, and future acquisitions may not be effectively and profitably integrated into our business. Our failure to successfully complete the integration of the businesses we acquire could have an adverse effect on our prospects, business activities, cash flow, financial condition, results of operations and stock price. Integration challenges may include the following:

  assimilating the acquired operations products and personnel with our existing operations, products and personnel;
  estimating the capital, personnel and equipment required for the acquired businesses based on the historical experience of management with the businesses they are familiar with;
  minimizing potential adverse effects on existing business relationships with other suppliers and customers;
  developing and marketing the new products and services;
  entering markets in which we have limited or no prior experience; and
  coordinating our efforts throughout various distant localities and time zones.

The diversion of management's attention and costs associated with acquisitions may have a negative impact on our business.

If management's attention is diverted from the management of our existing businesses as a result of its efforts in evaluating and negotiating new acquisitions and strategic transactions, the prospects, business activities, cash flow, financial condition and results of operations of our existing businesses may suffer. We also may incur unanticipated costs in connection with pursuing acquisitions and strategic transactions.

We intend to conduct an extensive due diligence investigation for any business we consider acquiring. Intensive due diligence is time consuming and expensive due to the operations, finance and legal professionals who must be involved in the due diligence process.

Even if we conduct extensive due diligence on a target business that we acquire, this diligence may not identify all material issues that may be present inside a particular target business, and factors outside of the target business and outside of our control may later arise. If this diligence fails to discover or identify material issues relating to a target business, or the industry or environment in which it operates, we may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses to us.

On December 31, 2014 we acquired the alfalfa production and research assets of Pioneer. This acquisition presents challenges to management, including the integration of our administrative operations, systems and personnel with those of Pioneer, which are located in several different locations in the United States and Canada. The acquisition also pose other risks commonly associated with similar transactions, including unanticipated liabilities, unexpected costs and the diversion of management's attention to the integration of the operations of the combined companies. Any difficulties that our combined company encounters in the transition and integration processes, and any level of integration that is not successfully achieved, could adversely affect our revenue, level of expenses and operating results. We may also experience operational interruptions or the loss of key employees, suppliers and customers. As a result, notwithstanding our expectations, we may not realize the anticipated benefits or cost savings of the Pioneer acquisition.

SGI's grower pool is dependent on a limited number of milling facilities to process its seed, with particular dependence on a dominant operator whose commercial interests may be adverse to SGI.

Only five milling facilities are regularly used by SGI's grower pool to clean and process SGI seed. Should one or more of these facilities become unusable, there could be a significant effect on SGI's ability to get its Australian seed to market in a timely manner or at all. SGI's growers use Tatiara Seeds Pty Ltd ("Tatiara") to process approximately 70% of seed grown for SGI. The owner of Tatiara has begun to sell his own common seed and is now a competitor of SGI. This competing seed business creates a potential conflict of interest for Tatiara in the care and handling of SGI's product.

SGI is thinly capitalized and may become dependent upon us for financing.

Because SGI has relatively little net working capital, it is substantially dependent upon its credit arrangement with NAB to purchase its seed inventory. SGI has breached debt covenants relating to this credit arrangement in the past, and if future breaches of this credit arrangement or other reasons cause this credit arrangement to become unavailable to SGI, SGI may become reliant on us to finance its operations or for financial guarantees. We currently are a guarantor on SGI's NAB credit facility and expect to be required to execute a further guarantee in the near future when SGI seeks to increase its credit facility in order to finance the building of its planned new facility. SGI's financial dependency upon us could have a negative adverse effect upon our financial condition.

SGI is dependent on a pool of seed growers and a favorable pricing model.

SGI relies on a pool of approximately 150 Australian contract growers to produce its proprietary seeds. In this system, growers contract with SGI to grow SGI's seed for terms of seven to ten years in the case of alfalfa and two to three years for white clover. SGI uses a staggered payment system with the growers of its alfalfa and white clover; the payment amounts are based upon an estimated budget price, or EBP, for compliant seed. EBP is a forecast of the final price that SGI believes will be achieved taking into account prevailing and predicted market conditions at the time the estimate is made. Following the grower's delivery of uncleaned seed to a milling facility, SGI typically pays 40% of the EBP to the grower based on pre-cleaning weight. Following this initial payment and prior to the final payment, SGI will make a series of scheduled progress payments and, if applicable, a bonus payment for "first grade" alfalfa seed. The final price payable to each grower (and therefore the total price) is dependent upon and subject to adjustment based upon the clean weight of the seed grown, on the average price at which SGI sells the pooled seed and other costs incurred by SGI. Accordingly, the total price paid by SGI to its growers may be more or less than EBP. This arrangement exposes SGI's business to unique risks, including, the potential for current growers to make collective demands that are unfavorable to SGI and the potential for our competitors to offer more favorable terms for seed production, including fixed (instead of variable) payment terms.

SGI's reliance upon an estimated purchase price to growers could result in changes in estimates in our consolidated financial statements.

Our subsidiary SGI does not fix the final price for seed payable to its growers until the completion of a given year's sales cycle, pursuant to the standard contract production agreement. We record an estimated unit price and accordingly inventory, cost of goods sold and gross profits are based upon management's best estimate of the final purchase price to our SGI growers. To the extent the estimated purchase price varies from the final purchase price for seed, the adjustment to actual could materially impact the results in the period when the difference between estimates and actuals are identified. If the actual purchase price is in excess of our estimated purchase price, this would negatively impact our financial results including a reduction in gross profits and net income.

The value of SGI's rights under the Australian Plant Breeder's Rights (PBR) Act could diminish due to technological developments or challenges by competitors, making its proprietary alfalfa seed varieties less competitive.

SGI is substantially dependent upon the PBR Act for the protection of its proprietary varieties. Currently, SGI's SuperSiriver, SuperSequel, SuperAurora, SuperHaifa, SuperLadino, SuperHuia, SuperSonic, SuperStar, SuperSiriver II and SuperNova varieties are protected under the PBR Act. If any competitors of SGI independently develop new seeds that customers or end users determine are better than SGI's existing varieties, such developments could adversely affect SGI's competitive position.

We may need to raise additional capital in the future.

We believe our current cash and cash equivalents on hand, together with borrowings available under our credit facility will be sufficient to finance anticipated capital, financing and operating requirements for the foreseeable future. However, if we elect to aggressively pursue our growth strategies, whether through acquisitions or organic growth, we likely will need additional capital to fund these strategies.

If we are required to raise additional capital in the future, such additional financing may not be available on favorable terms, or available at all, may be dilutive to our existing stockholders if in the form of equity financing, or contain restrictions on the operation of our business if in the form of debt financing. If we fail to obtain additional capital as and when required, such failure could have a material impact on our business, results of operations and financial condition.

Changes in government policies and laws could adversely affect international sales and therefore our financial results.

Historically, sales to our distributors who sell our proprietary alfalfa seed varieties outside the U.S. have constituted a substantial portion of our annual revenue. We anticipate that sales into international markets will continue to represent a meaningful portion of our total sales and that continued growth and profitability will require further international expansion, particularly in the Middle East and Africa. Our financial results could be affected by changes in trade, monetary and fiscal policies, laws and regulations, or other activities of U.S. and non-U.S. governments, agencies and similar organizations. These conditions include but are not limited to changes in a country's or region's economic or political conditions, trade regulations affecting production, pricing and marketing of products, local labor conditions and regulations, reduced protection of intellectual property rights in some countries, changes in the regulatory or legal environment, burdensome taxes and tariffs and other trade barriers. International risks and uncertainties, including changing social and economic conditions as well as terrorism, political hostilities and war, could lead to reduced distribution of our products into international markets and reduced profitability associated with such sales.

We are subject to risks associated with doing business globally.

Our operations, both inside and outside the United States, are subject to risks inherent in conducting business globally and under the laws, regulations and customs of various jurisdictions and geographies. Although we sell seed to various regions of the world, our sales outside the United States in fiscal year 2014, including those of SGI, were principally to customers in the Middle East and North Africa. Accordingly, developments in those parts of the world generally have a more significant effect on our operations than developments in other places. Our operations outside the United States are subject to special risks and restrictions, including: fluctuations in currency values and foreign-currency exchange rates; exchange control regulations; changes in local political or economic conditions; governmental pricing directives; import and trade restrictions; import or export licensing requirements and trade policy; restrictions on the ability to repatriate funds; and other potentially detrimental domestic and foreign governmental practices or policies affecting U.S. companies doing business abroad, including the Foreign Corrupt Practices Act and the trade sanctions laws and regulations administered by the U.S. Department of the Treasury's Office of Foreign Assets Control. Acts of terror or war may impair our ability to operate in particular countries or regions, and may impede the flow of goods and services between countries. Customers in weakened economies may be unable to purchase our products, or it could become more expensive for them to purchase imported products in their local currency, or sell their commodity at prevailing international prices, and we may be unable to collect receivables from such customers. Further, changes in exchange rates may affect our net income, the book value of our assets outside the United States, and our stockholders' equity. Failure to comply with the laws and regulations that affect our global operations could have an adverse effect on our business, financial condition or results of operations.

Failure to comply with the United States Foreign Corrupt Practices Act or similar laws could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies, including their suppliers, distributors and other commercial partners, from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the countries in which we distribute products. We are in the process of adopting formal policies and procedures designed to facilitate compliance with these laws. If our employees or other agents, including our distributors or suppliers, are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Environmental regulation affecting our alfalfa seed or stevia products could negatively impact our business.

As an agricultural company, we are subject to evolving environmental laws and regulations by federal and state governments. Federal laws and regulations include the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Federal Seed Act, and potentially regulations of the FDA. In addition, the State of California regulates our application of agricultural chemicals in connection with seed harvest.

Our Australian operations are also subject to a number of environmental laws, regulations and policies, including in particular the Environment Protection Act 1993 (SA), the Agricultural and Veterinary Products (Control of Use) Act 2002 (SA), the Genetically Modified Crops Management Act 2004 (SA), the Dangerous Substances Act 1979 (SA), the Controlled Substances Act 1984 (SA) and related regulations and policies. These laws regulate matters including air quality, water quality and the use and disposal of agricultural chemicals.

Our failure to comply with these laws and related regulations could have an adverse effect on our business, financial condition or results of operations. Moreover, it is possible that future developments, such as increasingly strict environmental laws and enforcement policies thereunder, and further restrictions on the use of agricultural chemicals, could result in increased compliance costs which, in turn, could have a material adverse effect on our business, financial condition or results of operations.

Insurance covering defective seed claims may become unavailable or be inadequate.

Defective seed could result in insurance claims and negative publicity. Although we carry general liability insurance to cover defective seed claims, such coverage may become unavailable or be inadequate. Even if coverage is offered, it may be at a price and on terms not acceptable to us. If claims exceed coverage limits, or if insurance is not available to us, the occurrence of significant claims could have a material adverse effect on our business, results of operations and financial condition.

We may be exposed to product quality claims, which may cause us to incur substantial legal expenses and, if determined adversely against us, may cause us to pay significant damage awards.

We may be subject to legal proceedings and claims from time to time relating to our seed or dried stevia leaf quality. The defense of these proceedings and claims can be both costly and time consuming and may significantly divert efforts and resources of our management personnel. An adverse determination in any such proceeding could subject us to significant liability and damage our market reputation and prevent us from achieving increased sales and market share. Protracted litigation could also result in our customers or potential customers deferring or limiting their purchase of our products.

The recent global economic downturn has significantly impacted the agricultural industry which in turn has negatively affected our business.

The global economic downturn of the past several years has significantly impacted the agricultural industry, with many farmers losing their farms or laying fallow their fields, as well as other negative impacts. The full effect of this global economic downturn on growers, customers, vendors and other business partners cannot be known with any certainty. For example, major customers may have financial challenges unrelated to us that could result in a decrease in their business with us or, in extreme cases, cause them to file for bankruptcy protection. Similarly, parties to contracts may be forced to breach their obligations. Although we exercise prudent oversight of the financial strength of our major business partners and seek to diversify our risk to any single business partner, there can be no assurance that a significant grower, customer or other business partner that may be unable to meet its contractual commitments to us. Similarly, continued stresses and pressures that could have wide-ranging negative effects on our industry's future.

Capital and credit market issues could negatively affect our liquidity, increase our costs of borrowing and disrupt the operations of our growers and customers.

The capital and credit markets have experienced increased volatility and disruption over the past several years, making it more difficult for companies to access those markets. Although we believe that our operating cash flows, recent access to the capital market and our lines of credit will permit us to meet our financing needs for the foreseeable future, continued or increased volatility and disruption in the capital and credit markets may impair our liquidity or increase our costs of borrowing, if we need to access the credit market. Our business could also be negatively impacted if our growers or customers experience disruptions resulting from tighter capital and credit markets or a continued slowdown in the general economy.

If we are unable to protect our intellectual property rights, our business and prospects may be harmed.

Our ability to compete effectively is dependent upon the proprietary nature of the seeds, seedlings, processes, technologies and materials owned by or used by us or our growers. If any competitors independently develop new traits, seeds, seedlings, processes or technologies that customers or end users determine are better than our existing products, such developments could adversely affect our competitive position. We do not rely upon patent protection, but guard our proprietary property by exercising a high degree of control over the alfalfa seed supply chain from our S&W varieties, as well as over our stevia material. In Australia, SGI has secured protection under the PBR Act for its five most popular varieties. However, even with these measures in place, it would be possible for persons with access to our seed or plants grown from our seed to reproduce and market our proprietary seed varieties, which could significantly harm our business and our reputation. Litigation may be necessary to protect our proprietary property and determine the validity and scope of the proprietary rights of competitors. Intellectual property litigation could result in substantial costs and diversion of our management and other resources. If we are unable to successfully protect our intellectual property rights, our competitors could market products that compete with our proprietary products without obtaining a license from us.

We currently depend on Pioneer for substantially all of our sales of dormant alfalfa seed and have agreed to limitations on other sales of the seed varieties we sell to Pioneer. Any decline in Pioneer's demand will have a material adverse effect on our results of operations.

Our distribution agreement with Pioneer limits our ability to otherwise sell the specific varieties of dormant alfalfa seed we supply to Pioneer in the sales territory covered by Pioneer. The Pioneer sales territory includes the United States, Europe and many other of the principal dormant alfalfa seed markets. In these markets, our ability to sell the specified varieties through distribution channels other than Pioneer is limited to certain blended, private label and variety not stated forms and cannot exceed a specified percentage of Pioneer's demand. As result of these limitations, sales to Pioneer represent and for the foreseeable future will continue to represent the vast majority of all of our sales of dormant alfalfa seed. Any decline in Pioneer's demand for our dormant alfalfa seed products will have a material adverse effect on our results of operations.

Pioneer may purchase alfalfa seed from other sources and reduce their purchase commitments to us.

Under our distribution agreement with Pioneer, Pioneer has made minimum purchase commitments for our dormant alfalfa seed products that extend through September 30, 2024. However, there are circumstances under which Pioneer's is permitted to purchase seed from other sources and reduce its purchase commitments to us, including:

  Production Shortfalls. If in any year we fail to produce an adequate supply of alfalfa seed to meet Pioneer's demand and we are unable to source alternative supply, Pioneer may purchase seed from third parties to meet the shortfall in our production.
  New Products. If a third party offers for license a new product (a new transgenic and/or native trait for dormant alfalfa seed) that offers a superior value pricing opportunity compared to varieties we offer and Pioneer wishes to sell the new product, then we would have a one-year period to obtain rights to produce and sell the new product to Pioneer. If we fail to obtain rights to the new product within the one-year period or otherwise don't offer the new product on substantially the same terms as offered by a third party, then Pioneer would be free to purchase the new product from the third party and Pioneer's minimum purchase commitment to us would be reduced by the amount of the new product purchased.
  GMO-Traited Varieties. Unless and until we complete the transactions contemplated under our second asset purchase agreement with Pioneer. Pioneer may purchase certain GMO-traited varieties of alfalfa seed from third parties. See "Risk Factors-If we do not complete the acquisition under our second asset purchase agreement, Pioneer may pursue alternative production arrangements for its GMO-traited varieties and reduce purchases from us."

Any reduction in Pioneer's purchase commitment to us will have a material adverse effect on our results of operations.

We are committed to sell dormant alfalfa seed to Pioneer at initial fixed prices with subsequent maximum price increases of 4% per year. Increases in our costs of production at rates higher than our contractual ability to increase prices would erode our profit margins and have a material adverse effect on our results of operations.

Under our distribution agreement with Pioneer, we are committed to sell dormant alfalfa seed at initial fixed prices for the 2015 and 2016 sales years. In subsequent sales years, we can increase our prices by up to 4% per year by variety. Although Pioneer has agreed to discuss in good faith an increase in the 4% price increase cap for any sales year in which an increase in grower compensation costs due to changes in market conditions cause our total production costs to increase at a percentage exceeding the amount of the cap, we cannot be certain that any such discussions will result in additional pricing flexibility for us. If our grower compensation costs or other productions costs increase at a rate greater than 4% per year, our profit margins would erode and we could potentially be required to sell product at a loss. Any such change in our cost structure would have a material adverse effect on our results of operations.

If we do not complete the acquisition under the second asset purchase agreement, Pioneer may pursue alternative production arrangements for its GMO-traited varieties and reduce purchases from us.

We are currently producing certain GMO-traited varieties for Pioneer under our production agreement with Pioneer. The production agreement expires on December 31, 2017 or upon the earlier closing of our acquisition of certain GMO germplasm and related assets from Pioneer pursuant to a second asset purchase agreement. However, we may never enter into the second asset purchase agreement or close the acquisition of Pioneer's GMO germplasm and related assets. If Pioneer and we do not obtain certain third-party consents and agreements on or before November 30, 2017 (or certain other conditions above are not satisfied), then the obligations of the parties to enter into the second asset purchase agreement will terminate and we will have no right or obligation to acquire the GMO germplasm and related assets. In that case, our production agreement with Pioneer (relating to GMO-traited varieties) would terminate on December 31, 2017, Pioneer would be free to pursue alternative production arrangements for the GMO-traited varieties, and Pioneer's minimum purchase commitments to us under the distribution agreement would be materially reduced.

If we fail to perform our obligations under our distribution agreement and production agreement with Pioneer, then Pioneer could terminate the agreements and reduce or eliminate purchases of alfalfa seed from us and we could be exposed to claims for damages.

The distribution agreement and the production agreement impose numerous obligations on us relating to, among other things, product and service quality and compliance with laws and third party obligations. Both the distribution agreement and the production agreement permit Pioneer to terminate the agreement if we materially breach the agreement and fail to cure the breach within a 60-day notice period, or in the case of certain bankruptcy or insolvency events. Pioneer can also immediately terminate the production agreement if we breach certain agreements or policies with third parties related to the production of GMO-traited varieties. If Pioneer terminates either the distribution agreement or the production agreement, Pioneer could reduce or eliminate altogether its purchase of alfalfa seed from us, and we could be left with inventory of seed that it would be difficult or impossible for us to dispose of on commercially reasonable terms. In addition, we could be exposed to significant claims for damages to Pioneer if the termination of an agreement results from our material breach of the agreement.

If we do not meet seed planting and production commitments to Pioneer, we could incur significant financial penalties.

Under our Distribution Agreement with Pioneer, if we fail to plant sufficient acreage (based on historical yields), together with any carryover inventory, to meet 110% of Pioneer's demand and we actually fail to meet Pioneer's demand, then we are obligated to pay Pioneer a cash penalty based on the amount of the shortfall. A similar penalty provision applies only with respect to 2017 under our Production Agreement with Pioneer, if we fail to plant or cause to be planted a specified number of panting acres.

We currently do not grow dormant alfalfa seed on land we own or control. We contract all of our production of dormant alfalfa seed with third-party growers. If, in any year, we are unable to obtain sufficient grower commitments to meet Pioneer's demand, we could be obligated to pay significant financial penalties to Pioneer.

Risks Related to Investment in Our Securities

The value of our common stock and Class B warrants can be volatile.

Our common stock and Class B warrants are listed on the Nasdaq Capital Market. The overall market and the price of our common stock and Class B warrants can fluctuate greatly. The trading price of our common stock and Class B warrants may be significantly affected by various factors, including but not limited to:

  economic status and trends in the dairy industry, which underlies domestic demand for our alfalfa seed;

  market conditions for alfalfa seed in the Middle East and Africa, where a substantial amount of our seed historically has been purchased by end users;
  quarterly fluctuations in our operating results;
  our ability to meet the earnings estimates and other performance expectations of investors or financial analysts;
  fluctuations in the stock prices of our peer companies or in stock markets in general; and
  general economic or political conditions.

Our quarter-to-quarter performance may vary substantially, and this variance, as well as general market conditions, may cause the price of our securities to fluctuate greatly and potentially expose us to litigation.

Our alfalfa seed business, our primary source of revenue, is highly seasonal because it is tied to the growing and harvesting seasons. If sales in particular quarters are lower than expected, our operating results for these quarters could cause our share price to decline.

Our future expense estimates are based, in large part, on estimates of future revenue, which is difficult to predict. We expect to continue to make significant expenditures in order to expand production, sales, marketing and administrative systems and processes. We may be unable to, or may elect not to, adjust spending quickly enough to offset any unexpected revenue shortfall. If our increased expenses are not accompanied by increased revenue in the same quarter, our quarterly operating results would be harmed.

In one or more future quarters, our results of operations may fall below the expectations of investors or analysts, and the trading price of our securities may decline as a consequence. We believe that quarter-to-quarter comparisons of our operating results will not be a good indication of our future performance and should not be relied upon to predict the future performance of our stock price.

In the past, companies that have experienced volatility in the market price of their stock have often been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management's attention from other business concerns, which could seriously harm our business.

The redemption of the Class B warrants may require warrant holders to sell or exercise those warrants at a time that may be disadvantageous for them.

Our Class B warrants are redeemable, in whole or in part, for $0.25 upon 30 days' notice, provided that our common stock has closed at a price at least equal to $13.75 for five consecutive trading days. The terms of our warrants prohibit us from redeeming them unless we have a current and effective registration statement available covering the exercise of the warrants. If we exercise our right to redeem the Class B warrants, those warrants will be exercisable until the close of business on the date fixed for redemption in such notice. If any warrant called for redemption is not exercised by such time, it will cease to be exercisable, and the holder thereof will be entitled only to the redemption price of $0.25 per warrant. Notice of redemption of the public warrants could force holders to exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so or to sell the warrants at the current market price when they might otherwise wish to hold the warrants or accept the redemption price, which is likely to be substantially less than the market value of the warrants at the time of redemption.

While the Class B and other warrants are outstanding, it may be more difficult to raise additional equity capital.

We currently have outstanding 1,421,000 Class B warrants trading on the Nasdaq Capital Market. In addition, we have outstanding additional warrants that were issued to the underwriters of our initial public offering in 2010 and a follow-on public offering in 2012, under the terms of which we could issue up to an additional 526,000 shares. During the term that these warrants are outstanding, the holders of those warrants are given the opportunity to profit from a rise in the market price of our common stock. We may find it more difficult to raise additional equity capital while these warrants are outstanding. Also, we may be forced to honor the exercise of the warrants at times when we may be able to obtain additional equity capital on more favorable terms from other sources.

Future sales or the potential for sale of a substantial number of shares of our common stock could cause the trading price of our common stock and warrants to decline and could impair our ability to raise capital through subsequent equity offerings.

As of January 21, 2015, we had outstanding warrants to purchase up to 4,170,999 shares of our common stock outstanding, including the 2,699,999 Warrants that are the subject of this prospectus, which become exercisable on June 30, 2015. In addition, we have outstanding warrants to purchase 119,000 units, each unit consisting of two shares of common stock, one Class B warrant and one warrant to purchase one additional share of common stock. Sales of a substantial number of shares of our common stock in the public markets, or the perception that these sales may occur, could cause the market price of our stock and redeemable warrants to decline and could materially impair our ability to raise capital through the sale of additional equity securities. For example, the grant of a large number of stock options or other securities under an equity incentive plan or the sale of our securities in private placement transactions at a discount from market value could adversely affect the market price of our common stock or warrants.

If we issue shares of preferred stock, your investment could be diluted or subordinated to the rights of the holders of preferred stock.

Our board of directors is authorized by our articles of incorporation to establish classes or series of preferred stock and fix the designation, powers, preferences and rights of the shares of each such class or series without any further vote or action by our stockholders. Any shares of preferred stock so issued could have priority over our common stock with respect to dividend or liquidation rights. Although we have no plans to issue any shares of preferred stock or to adopt any new series, preferences or other classification of preferred stock, any such action by our board of directors or issuance of preferred stock by us could dilute your investment in our securities or subordinate your holdings to the higher priority rights of the holders of shares of preferred stock issued in the future.

If we do not maintain an effective registration statement or comply with applicable state securities laws, warrant holders may not be able to exercise the Class B warrants.

For holders of our Class B warrants to be able to exercise those securities, the exercise must be covered by an effective and current registration statement and qualify or be exempt under the securities laws of the state or other jurisdiction in which the warrant holders live. Although we will endeavor to have a current registration statement available at all times when the warrants are in-the-money, warrant holders may encounter circumstances in which they will be unable to exercise the Class B warrants. We can give no assurance that we will be able to continue to maintain a current registration statement relating to the shares of our common stock underlying the redeemable warrants or that an exemption from registration or qualification will be available throughout their term. This may have an adverse effect on demand for the redeemable warrants and the prices that can be obtained from reselling them.

Our actual operating results may differ significantly from our guidance.

Although we have not provided earnings guidance to date, from time to time, we may release guidance in our quarterly earnings releases, our quarterly earnings conference call, or otherwise, regarding our future performance that represents our management's estimates as of the date of release. If given, this guidance, which includes forward-looking statements, will be based on projections prepared by our management. These projections are not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither our registered public accountants nor any other independent expert or outside party compiles or examines the projections, and accordingly, no such person expresses any opinion or any other form of assurance with respect thereto.

Projections are based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and are based upon specific assumptions with respect to future business decisions, some of which will change. If we issue guidance, we will generally state possible outcomes as high and low ranges that are intended to provide a sensitivity analysis as variables are changed but are not intended to represent that actual results could not fall outside of the suggested ranges. The principal reason that we would release guidance would be to provide a basis for our management to discuss our business outlook with analysts and investors. We do not accept any responsibility for any projections or reports published by any such persons.

Guidance is necessarily speculative in nature, and it can be expected that some or all of the assumptions of the guidance furnished by us will not materialize or will vary significantly from actual results. Accordingly, our guidance, if given, is only an estimate of what management believes is realizable as of the date of release. Actual results will vary from our guidance, and the variations may be material. In light of the foregoing, investors are urged not to rely upon, or otherwise consider, our guidance in making an investment decision about our securities.

We do not anticipate declaring any cash dividends on our common stock.

We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the near future. Our current policy is to retain all funds and any earnings for use in the operation and expansion of our business. If we do not pay cash dividends, our stock may be less valuable to investors because a return on their investment will only occur if our stock price appreciates.

Anti-takeover provisions and our right to issue preferred stock could make a third-party acquisition of us difficult.

Our articles of incorporation and bylaws contain provisions that would make it more difficult for a third party to acquire control of us, including a provision that our board of directors may issue preferred stock without stockholder approval. In addition, certain anti-takeover provisions of Nevada law, if and when applicable, could make it more difficult for a third party to acquire control of us, even if such change in control would be beneficial to our stockholders.

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The statements contained in this prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to any projections of revenue, margins, expenses, tax provisions, earnings, cash flows and other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements regarding our ability to raise capital in the future; any statements concerning expected development, performance or market acceptance relating to our products or services or our ability to expand our grower or customer bases; any statements regarding future economic conditions or performance; any statements of expectation or belief; any statements regarding our ability to retain key employees; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are often identified by the use of words such as, but not limited to, "anticipate," "believe," "can," "continue," "could," "estimate," "expect," "intend," "may," "will," "plan," "project," "seek," "should," "target," "will," "would," and similar expressions or variations intended to identify forward-looking statements. We have based these forward-looking statements on our current expectations about future events. Such forward- looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward- looking statements. Risks, uncertainties and assumptions include the following:

  whether we are successful in securing sufficient acreage to support the growth of our alfalfa seed business,

  the continued ability of our distributors and suppliers to have access to sufficient liquidity to fund their operations;

  trends and other factors affecting our financial condition or results of operations from period to period;

  the impact of crop disease, severe weather conditions, such as flooding, or natural disasters, such as earthquakes, on crop quality and yields and on our ability to grow, procure or export our products;

  the availability of sufficient labor during peak growing and harvesting seasons;

  the impact of pricing of other crops that may be influence what crops our growers elect to plant;

  our plans for expansion of our business (including through acquisitions) and our ability to successfully integrate acquisitions into our operations;

  whether we are successful in aligning expense levels to revenue changes;

  whether we are successful in monetizing our stevia business;

  the cost and other implications of pending or future legislation or court decisions and pending or future accounting pronouncements; and

  other risks that are described herein including but not limited to the items discussed in "Risk Factors" below, and that are otherwise described or updated from time to time in our Commission reports, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Many factors discussed in this prospectus, some of which are beyond our control, will be important in determining our future performance. Consequently, actual results may differ materially from those that might be anticipated from the forward-looking statements. In light of these and other uncertainties, you should not regard the inclusion of a forward-looking statement in this prospectus as a representation by us that our plans and objectives will be achieved, and you should not place undue reliance on such forward-looking statements. Furthermore, such forward-looking statements speak only as of the date of this prospectus. All forward-looking statements included herein are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of shares of common stock under this prospectus. We will not receive any proceeds from these sales. To the extent proceeds are received upon exercise of the Warrants for which we are registering the underlying shares on the registration statement of which this prospectus is a part, we intend to use any such proceeds for general corporate and working capital purposes. The selling stockholders will pay any underwriting discounts and agent's commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses they incur in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus. These may include, without limitation, all registration and filing fees, SEC filing fees and expenses of compliance with state securities or "blue sky" laws.

THE FINANCING TRANSACTIONS

On December 30, 2014, we entered into a securities purchase agreement with multiple accredited investors pursuant to which we agreed to issue and sell in a private placement to certain accredited investors: (i) Debentures in an aggregate principal amount of up to $27,000,000, and (ii) Warrants to purchase shares of our common stock equal to 50% of the number of shares into which the Debentures were initially convertible. Also on December 30, 2014, we entered into a securities purchase agreement pursuant to which we agreed to issue and sell 1,294,000 shares of our common stock at $3.60 per share to one accredited investor in a private placement transaction, for total gross proceeds of $4,658,400. That accredited investor also participated in the private placement of the Debentures.

On December 31, 2014, we closed the financing transactions contemplated by the securities purchase agreements, raising an aggregate of $31,658,400 in gross proceeds, and, with the net proceeds therefrom of approximately $29,258,400 and closed the acquisition of certain alfalfa-related assets of Pioneer by payment of $27,000,000 in cash and delivery of a three year 3% $10,000,000 secured promissory note that also provided for a potential earn-out payment of up to an additional $5,000,000 under specified circumstances.

The following is intended to provide a summary of the terms of the agreements and securities described above. This summary is qualified in its entirety by reference to the full text of the agreements, each of which is attached as an exhibit to our Current Report on Form 8-K filed with the SEC on December 31, 2014 with these transactions.

Debenture and Warrant Securities Purchase Agreement

The Debentures and Warrants were issued pursuant to the terms of a securities purchase agreement, among us and the investors listed therein. The securities purchase agreement provided for the sale of the Debentures and Warrants for gross proceeds of $27,000,000 to us.

Debentures

Ranking

The Debentures are our senior secured obligations, subject only to certain secured obligations of Wells Fargo Bank, N.A. and DuPont Pioneer (limited to a purchase money security interest in the purchased assets), and the rights of those holders and the rights of the holders of the Debentures are set forth in an inter-creditor and subordination agreement that was entered into in connection with the closing of the issuance of the Debentures.

Maturity Date

Unless earlier converted or redeemed, the Debentures mature on November 30, 2017.

Interest and Payment of Interest

The Debentures bear interest at a rate of 8% per annum, subject to adjustment as set forth in the Debentures. Interest will be payable monthly in arrears commencing on February 2, 2015 and, so long as certain equity conditions have been satisfied, may be paid in shares of common stock at our option. We may also elect to pay interest in whole or in part in cash. It is our intention to service the Debentures in cash to the extent we are able to do so and our management believes that would be our best interests. We have notified the holders of the Debentures of our intention to pay the monthly interest and principal payments in cash until such time as we revoke that notice.

Conversion of the Debentures

Each of the Debentures is subject to voluntary conversion, in whole or in part, into shares of our common stock at the option of the holder. The initial conversion price equals $5.00, subject to adjustment as set forth in the Debentures. If, on September 30, 2015, or the Adjustment Date, the conversion price then in effect exceeds the "Adjusted Conversion Price," as defined in the Debentures, the conversion price of the Debentures will be reset to the Adjusted Conversion Price. As defined in the Debentures, the "Adjusted Conversion Price" means the greater of (i) the arithmetic average of the 10 lowest VWAPs of the Common Stock during the 20 consecutive Trading Days ending on the Trading Day that is immediately prior to the Adjustment Date (subject to adjustment for any stock dividend, stock split, stock combination or other similar event affecting the Common Stock during such 20 Trading Day period) and (ii) $4.15 (as adjusted for any stock dividends, stock split, stock combination, reclassification or similar transaction occurring after the Subscription Date).

At any time that we satisfy all of the applicable equity conditions and they remain satisfied throughout the notice period, we may force conversion of a minimum of $1,000,000 in principal amount of the Debentures, plus any accrued and unpaid interest and/or liquidated damages, on a date that is not less than 30 or more than 40 trading days following notice given by us. This forced conversion right may only be exercised one time and must be exercised pro rata among all of the outstanding Debentures.

If we grant, issue or sell any common stock equivalents, options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of common stock, or the Purchase Rights, the holder of the Debenture will be entitled to acquire, the aggregate Purchase Rights which such holder could have acquired if the holder had held the number of shares of common stock acquirable upon complete conversion of the Debenture.

Redemptions of the Debentures

The Debentures are subject to monthly redemptions commencing July 1, 2015. The monthly redemption amount is payable in shares of our common stock so long as certain equity conditions have been satisfied and contain a standard pre-installment mechanism with a "true up" mechanism at each installment date, if payable in stock. However, upon prior written irrevocable notice, we may elect to pay all or part of a monthly redemption amount in cash. We have provided notice to the holders of our intention to pay the monthly redemption amount in cash. Following satisfaction of the applicable equity conditions set forth in the Debentures (and so long as such satisfaction of the equity conditions continues), we may force the holders to convert all or part of the then outstanding principal amount of the Debentures into shares of our common stock, as determined in accordance with the terms of the Debentures.

If we are servicing the monthly redemption in common stock, the holders of the Debentures have the right to accelerate payment on each monthly redemption date of up to three monthly redemption amounts upon written notice to us. The holders also have the right to defer payment of up to four monthly redemption amounts. We also have the right to accelerate payment of up to 200% of the monthly redemption amount due upon written notice to the holders, provided that after giving effect to our accelerated payments, we have at least $2,000,000 in cash on deposit.

Prior to July 1, 2015, we will redeem up to $5,000,000, in the aggregate, of the Debentures upon the sale of certain real property or with cash from other sources without any prepayment penalty. Although there is no assurance that we will sell real property and make the early redemption payment, on January 26, 2015 we publicly announced that we are in contract to sell farmland that, upon closing, would require us to redeem the $5,000,000 in principal. Therefore, as of the date hereof, we expect to exercise our right to pay down the principal by $5,000,000 before July 1, 2015. In addition, after that date, so long as the applicable equity conditions have been satisfied (and such satisfaction of the equity conditions continues) we may redeem all or any portion of the principal amount of the Debentures. However, if we exercise this optional redemption right, we must compensate the holders of the Debentures by paying the optional redemption price, which is equal to 120% of the sum of the principal amount of the Debentures, all accrued and unpaid interest, all other interest that would accrue if the Debentures were held to maturity and any unpaid liquidated damages.

Following an event of default, the holders of the Debentures may require us to redeem all or any portion of the outstanding principal of the Debentures. Such redemption will be payable in cash by wire transfer at a price equal to the mandatory default amount determined in accordance with terms of the Debentures.

Covenants

Under the terms of the Debentures, we have agreed to the following standard and customary covenants including but not limited to: (i) maintenance of current information requirements under federal securities law; (ii) maintenance of exchange listing; and (iii) not engaging in capital transformations such as a stock split for one year from the date of issuance of the Debentures.

Events of Default

The Debentures contain standard and customary events of default including but not limited to: (i) failure to register our common stock within certain time periods; (ii) failure to make payments when due under the Debentures; (iii) breaches of covenants and (iv) bankruptcy or insolvency.

If an event of default occurs, each holder may require us to redeem all or any portion of the Debentures (including all accrued and unpaid interest thereon), in cash, at a price equal to the greater of (i) the product of (A) the quotient determined by dividing (x) the amount being redeemed by (y) the lowest conversion price in effect during the period beginning on the date immediately preceding the event of default and ending on the redemption date, and (B) the greatest closing sale price of our common stock during such period, or (ii) 130% of the amount being redeemed.

Fundamental Transactions

The Debentures prohibit us from entering into specified transactions involving a change of control, unless the successor entity assumes in writing all of our obligations under the Debentures under a written agreement and we obtain the prior consent of the holders of the Debentures. A change of control that is consummated without prior consent is an event of default under the Debentures. If we complete a permitted fundamental transaction, such as a merger in which we are not the surviving entity, the holders are entitled to receive the consideration they would have received had they fully converted their Debentures and exercised their warrants without regarding to any contractual ownership limits.

Security Interest

Our obligations under the Debentures to the selling stockholders are secured by a security interest in our assets in favor of the selling stockholders pursuant to a Security Agreement, dated December 30, 2014. The security interest is subordinate to the security interest of certain other of our secured creditors pursuant to the Intercreditor and Subordination Agreement among us, the selling stockholders and several of our other secured creditors, dated December 30, 2014.

Limitations on Conversion and Issuance

A Debentures may not be converted and shares of common stock may not be issued under the Debentures if, after giving effect to the conversion or issuance, the holder together with its affiliates would beneficially own in excess of 9.99% of our outstanding shares of common stock. At each holder's option, the Debentures ownership limitation blocker may be raised or lowered to any other percentage not in excess of 9.99%, except that any raise will only be effective upon 61-days' prior notice to us.

Until such time we have obtained stockholder approval required by The Nasdaq Stock Market for the issuance of shares greater than 19.99% of its outstanding and outstanding shares of common stock on the closing date, we may not issue, upon conversion of the Debentures, a number of shares of common stock which, when aggregated with any shares of common stock issued on or after the original issue date and prior to such conversion date (i) in connection with the conversion of any Debentures issued pursuant to the Debenture Purchase Agreement or as interest pursuant to the Debentures and (ii) in connection with the exercise of any Warrants, would exceed that threshold of shares of common stock (subject to adjustment for forward and reverse stock splits, recapitalizations and the like occurring after December 30, 2014). We intend to hold the special meeting of stockholders for the purpose of obtaining that stockholder approval in the first quarter of 2015.

Common Stock Purchase Warrants

Concurrently with the issuance of the Debentures, we issued to each of the purchasers a Warrant to acquire shares of our common stock, or the Warrant Shares, equal to 50% of the shares issuable to each such purchaser upon conversion of the applicable Debenture. The Warrants will be exercisable commencing on June 30, 2015 and ending at the close of business on June 30, 2020.

The initial exercise price for the purchase of the Warrant Shares equals $5.00, subject to adjustment as set forth in the Warrant. If prior to the third anniversary of the issuance date, we issue or sell (or are deemed to have issued or sold) any of our common stock for consideration per share less than the exercise price in effect immediately prior to such issuance or sale, other than in exempt issuances as defined in the Warrants, then simultaneously with each such dilutive issuance, the exercise price will be adjusted in accordance with the terms of the Warrant based on a weighted average price adjustment formula. Further, if, on the date that is nine months from the date of issuance (the "Ratchet Adjustment Date"), the exercise price then in effect exceeds the "Adjusted Exercise Price," the exercise price for the Warrant will be reset to the Adjusted Exercise Price. As defined in the Warrant, the "Adjusted Exercise Price" means the greater of (i) the arithmetic average of the 10 lowest VWAPs of the Common Stock during the 20 consecutive Trading Days ending on the Trading Day that is immediately prior to the Adjustment Date (subject to adjustment for any stock dividend, stock split, stock combination or other similar event affecting the Common Stock during such 20 Trading Day period) and (ii) $4.15 (as adjusted for any stock dividends, stock split, stock combination, reclassification or similar transaction occurring after the Subscription Date).

If at any time after the initial exercise date, there is no registration statement registering, or no current prospectus available for, the resale of the Warrant Shares by the holder thereof, then the Warrant may also be exercised, in whole or in part, at such time by means of a "cashless exercise" as set forth in the Warrant.

At any time after July 1, 2015, provided that (i) all equity conditions set forth in the Warrant have been satisfied, and (ii) the closing sales price of the common stock equals or exceeds $12.00 for 15 consecutive trading days (subject to adjustment for stock splits, reverse stock splits and other similar recapitalization events), we may redeem all or any part of the Warrant Shares then remaining for cash in an amount equal to the optional redemption price, which shall be $0.25 per Warrant Share. The Warrant contains standard protections for dividends, purchase rights and merger, consolidation or asset sale transactions using a standard Black Scholes valuation methodology for any fundamental transactions.

Until such time as we have obtained stockholder approval required by the Nasdaq Stock Market for the issuance of shares greater than 19.99% of our outstanding and outstanding shares of common stock on the closing date, we may not issue, upon exercise of the Warrants, a number of shares of common stock which, when aggregated with any shares of common stock issued on or after the original issue date and prior to such exercise date (i) in connection with the conversion of any Debentures issued pursuant to the Debenture Purchase Agreement or as interest pursuant to the Debentures and (ii) in connection with the exercise of any Warrants, would exceed the 19.99% threshold of shares of common stock (subject to adjustment for forward and reverse stock splits, recapitalizations and the like occurring after December 30, 2014). We intend to hold the special meeting of stockholders for the purpose of obtaining that stockholder approval in the first quarter of 2015.

Other Information Related to the Debenture and Warrant Private Placement

Registration Rights

Under the terms of a registration rights agreement that we entered into in connection with the private placement of the Debentures, Warrants and shares of common stock described above, we are required to register for resale the shares of common stock that are issuable upon conversion of the Debentures and additional shares that could be used as payment of monthly interest (both based on a conversion price that is a 25% discount to the actual initial conversion price) and exercise of the Warrants (plus an additional 30% in excess of the number of shares issuable upon conversion and exercise of the Debentures and Warrants, respectively) as well as the common stock sold in the private placement. The registration statement of which this prospectus forms a part was filed to satisfy this obligation under the registration rights agreement. The registration rights agreement contains deadlines we must meet to ensure that we are using our reasonable best efforts to cause the registration statement to be declared effective as soon as possible. The registration rights agreement provides for the payment of partial liquidated damages of one percent of the principal amount of the Debentures per month in the event we fail to meet certain specified deadlines, including initial filing, responding to comments of the Staff within a specified period of time and requesting acceleration within a specified time after being advised by the Staff of the ability to do so; however, the registration rights agreement does not contain an absolute deadline for effectiveness of the registration statement.

Dollar Value of Underlying Securities and Potential Profits on Conversion

Given that the per share market price of our common stock as of December 31, 2014 was $4.00, and the per share conversion price was $5.00, there would be no potential profit to be realized upon conversion by the selling stockholders of the principal amount or interest on the Debentures based on the conversion price on December 31, 2014 and the closing price of our common stock on December 31, 2014 (the date the Debentures were issued). Similarly, with respect to the Warrants, on December 31, 2014, the per share exercise price was $5.00, so there would be no potential profit to be realized upon exercise by the selling stockholders of the Warrants, assuming they were currently exercisable (which they are not).

Shares Issuable to Selling Stockholders in Satisfaction of Principal and Interest

The following table sets forth the total number of shares of common stock that would be issued to the selling stockholders if we redeem all principal and interest under the full $27,000,000 principal amount of Debentures into shares of its common stock in lieu of paying cash on an aggregate basis (and without taking into account the $5,000,000 of principal amount which we anticipate to pay down). The following table assumes that: (a) principal and interest payments are made on the regularly scheduled redemption dates, (b) that no such regularly scheduled redemption payments are accelerated or deferred, (c) that no payments of interest will be made prior to the first redemption date and (d) that the selling stockholders do not convert the Debentures at their election. This table is provided for illustrative purposes only, as it is unlikely that these assumptions will be fully accurate at all relevant times.

Number of Shares Issuable in Satisfaction of the Principal Amount of the Debentures
Based on Various Assumed Conversion Prices for Monthly Redemptions

Assumed Conversion Price	Number of Shares Potentially Issuable

Initial Conversion price ($5.00 per share)	5,400,000
$4.75 per share	5,684,211
$4.50 per share	6,000,000
$4.25 per share	6,352,941
$4.15 per share	6,506,024

Payments to Selling Stockholders and Affiliates

In connection with the Debentures, we are or may be required to make the following payments to the selling stockholders and their affiliates:

Payee	Maximum Interest Payments (1)	Maximum Early Redemption Premiums (2)	Maximum Registration Penalties (3)	Total Maximum Payments During First 12 Months (4)
Selling Stockholders	$2,513,571	$41,418,000	$2,970,000	$46,901,571

(1) Represents the maximum amount of interest payable by us to the selling stockholders under the Debentures assuming (a) that all monthly redemption payments thereunder are timely made and that no monthly redemption payments are accelerated or deferred, (b) that the Debentures are not otherwise converted prior to the maturity date, (c) that interest is paid in cash and (d) that no event of default thereunder occurs.

(2) Represents the cash amount that would be payable by us if we were required to redeem the full $27,000,000 principal amount of the Debentures as a result of an event of default or change of control assuming (a) that the applicable premium to be applied upon the event of default or change of control is 130%, (b) that the event of default or change of control occurs on December 31, 2014, and (c) that the required payments continue until December 31, 2015. The default interest rate is 18% per annum upon the occurrence and continuance of an event of default and for purposes of this calculation is included with the principal amount calculated on a simple basis.

(3) Represents the maximum monetary penalties and interest that would be payable if we failed to timely file, obtain a declaration of effectiveness or maintain the effectiveness with respect to the registration statement required under the above-described Registration Rights Agreement. Assumes that (a) the monetary penalties begin to accrue in January 30, 2015, (b) the monetary penalties continue to accrue until December 31, 2015 and that the selling stockholders are unable to sell under Rule 144 without restriction, and (c) the monetary penalties will not be paid until December 31, 2015 (which results in the payment of interest on unpaid amounts at a rate of 1% per month from January 31, 2015 to December 31, 2015 on the entire principal balance of the Debentures).

(4) Represents the maximum amounts payable in cash under the other columns in this table during the first 12 months after the sale of the Debentures assuming that there is no redemption thereof during the first year due to an event of default or change of control.

Net Proceeds from Private Placement of Debentures

The following table sets forth the gross proceeds received from the private placement of the Debentures and calculates the net proceeds thereof after deduction of the anticipated payments pursuant to the Debentures and related documents. The net proceeds do not include the payment of any contingent payments, such as liquidated damages or repayment premiums in the case of default or a change of control. The net proceeds assumes that all interest and principal will be paid in cash and that all installment payments are timely made, notwithstanding that we may pay interest and principal in shares of its common stock under specified circumstances, as described above. The interest amount reflected below assumes that all redemption payments are made when due without any event of default, and the table assumes that none of the Debentures are converted or prepaid prior to maturity. Based on the foregoing assumptions, the net proceeds represent approximately 82.91% of the gross proceeds.

Gross Proceeds	$27,000,000
Approximate Aggregate Interest Payments	$ 2,513,571
Approximate Transaction Costs (including Placement Agent Fees)	$ 2,400,000
Net Proceeds	$22,086,429

Comparison of Issuer Proceeds to Potential Investor Profit

As discussed above, we used the proceeds from the sale of the Debentures primarily for the acquisition of certain alfalfa-related assets of Pioneer. The following table summarizes the potential proceeds we received pursuant to the Securities Purchase Agreement, the Debentures and the Warrants. For purposes of this table, we have assumed that the selling stockholders will exercise all of the Warrants on a cash basis. We have also assumed that the Debentures will be held by the selling stockholders through the maturity date thereof.

Total Gross Proceeds Payable to the Company in the Debenture Private Placement(1)	$40,499,995
Payments that have been made or may be required to be made by us until maturity(2)	$2,513,571
Net proceeds to us assuming maximum payments made by us(3)	$37,986,424
Total possible profit to the selling stockholders (4)	$-
Percentage of payments and profit over net proceeds(5)	6.62%
Percentage of payments and profit over net proceeds per year of the term(6)	2.21%

(1) Includes gross proceeds payable to us on the sale of the Debentures in the amount of $27,000,000 and assumes full exercise of the Warrants to yield an aggregate exercise price of $13,499,995. However, there is no assurance that any Warrants will actually be exercised or if they are exercised, whether they will be exercised for cash.

(2) Total possible payments (excluding repayment of principal) payable by us to the selling stockholders or their affiliates assuming the Debentures remain outstanding until the maturity date (although we intend to prepay $5,000,000 principal amount on or before July 1, 2015) and that interest is paid in cash. Assumes that no liquidated damages are incurred and that no redemption premium on the Debentures will be applicable.

(3) Total net proceeds to us calculated by subtracting the result in footnote (2) from the result in footnote (1).

(4) Because the conversion price of the Debentures and the exercise price of the Warrants was higher than the market price on the date of issuance thereof (as reflected on such table), this number indicates a profit of "0." However this does not mean that the selling stockholders will not realize a profit on their investment which could occur if the market price for the common stock exceeds the exercise price of the Warrants.

(5) Percentage of the total possible payments to the selling stockholders as calculated in footnote (2) plus profit calculated in footnote (4) compared to the net proceeds disclosed in footnote (3).

(6) Based on a 35-month term.

Comparison of Registered Shares to Outstanding Shares

The following table compares the number of issued and outstanding shares with the number of shares registered for resale and sold by such parties in prior transactions as well as in the current transactions involving the Debentures and Warrants:

Shares Outstanding Prior to the Debenture Private Placement	12,961,475

Shares Registered for Resale by Selling Stockholders or Affiliates of Selling Stockholders in Prior Registration Statements	-

Shares Registered for Resale by Selling Stockholders or Affiliates of the Selling Stockholders that Continue to be Held by Such Persons other than in Prior Registration Statements	-

Shares Sold in Registered Resale Transactions by the Selling Stockholders or Affiliates Thereof other than in the Prior Registration Statements	-

Shares Registered for Resale on behalf of the Selling Stockholders or Affiliates Thereof in Connection with the current offering with regard to the Debentures	12,008,037

Other Information

We have not had any material relationships or arrangements with any of the selling stockholders, their affiliates, or any person with whom any selling stockholder has a contractual relationship regarding the private placement of the Debentures and the Warrants (or any predecessors of those persons).

According to information provided by each selling stockholder to us, none of the selling stockholders has been involved in a transaction with us prior to the December 31, 2014 purchase by the selling stockholders of the Debentures and Warrants.

Common Stock Financing Transaction

On December 30, 2014, we entered into a securities purchase agreement pursuant to which we agreed to issue and sell 1,294,000 shares of our common stock to MFP Partners, L.P, an accredited investor, in a private placement transaction pursuant to Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder. The closing occurred on December 31, 2014. At that time, we received the purchase price of $3.60 per share, for aggregate consideration of $4,658,400. The net proceeds of the sale were used to pay a portion of the purchase price for the acquisition of certain alfalfa related assets of Pioneer and the balance is available for working capital purposes.

SELLING STOCKHOLDERS

Other than 1,294,000 shares of common stock that were purchased by one selling stockholder in a private placement, the shares of common stock being offered by the selling stockholders are issuable upon conversion of the Debentures and upon exercise of the Warrants that were sold in a separate private placement. For additional information regarding the Debentures and Warrants, see "The Financing Transactions" above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time.  Except as otherwise noted and except for the ownership of our securities, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder as of January 21, 2015, based on its ownership of the Debentures, assuming conversion of all Debentures on that date at the initial conversion price, without giving effect to any restrictions or limitations on the number of shares of common stock issuable pursuant to the terms of the Debentures. The third column lists the shares of common stock being offered pursuant to this prospectus by the selling stockholders, which includes 130% of the sum of the number of (i) shares of common stock issuable upon conversion of $22,000,000 in principal amount of the Debentures (pursuant to a waiver from a majority in interest of the holders of the Debentures with respect to the reduction of $5,000,000 in principal amount that is anticipated to be paid down in connection with the pending sales of real estate by the Company, which sales have not occurred as of the date of the table) at the contractually required discounted conversion price equal to $3.75 (75% of the initial conversion price), (ii) shares of common stock issuable upon exercise of the Warrants and (iii) shares of common stock potentially issuable in payment of interest under the Debentures. The fourth column lists the number of shares of common stock anticipated to be beneficially owned by the selling stockholders following the offering, assuming the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

As required by a registration rights agreement that we signed with the selling stockholders, this prospectus covers the resale of 130% of the sum of the shares of common stock issuable pursuant to the Debentures (at 75% of the initial conversion price) as of December 30, 2014 plus 130% of the number of shares of common stock issuable pursuant to the Warrants as of December 30, 2014. While the actual number of shares that will be issued by the selling stockholders may be more or less than the number of shares registered, we expect that the actual number of shares will be less because we anticipate paying all interest in cash.

Under the terms of the Debentures and Warrants, a selling stockholder may not convert the Debenture or exercise Warrants to the extent such conversion or exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock that would exceed 9.99% for the Debentures and 9.99% for the Warrants (except for funds managed by Empery Asset Management, LP, which have a 4.99% limitation on their Warrants), respectively, of our then outstanding shares of common stock following such conversion or exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of the Debentures that have not been converted and Warrants that have not been exercised. At a holder's option, the ownership percentage limitation applicable to the conversion of the Debentures and/or exercise of the Warrants may be raised or lowered to any other percentage not to exceed 9.99%, except that any increase will only be effective upon 61-days' prior notice to us. The number of shares in the second column does not reflect this limitation (the "Maximum Percentage") or any other limitations or restrictions on the number of shares issuable pursuant to the terms of the Debentures.

The selling stockholders may sell all, some or none of the shares in this offering. See "Plan of Distribution."

Name of Selling Stockholders	Number of Shares Owned Prior to Offering(1)		Maximum Number of Shares to be Sold Pursuant to this Prospectus(2)		Number of Shares Owned After Offering

1837 Partners LP(3)	57,564		128,006		-
1837 Partners Ltd.(4)	78,498		174,557		-
1837 Partners QP LP(5)	165,286		367,549		-
Anson Investments Master Fund LP(6)	250,000		555,928		-
Compass HTV LLC(7)	286,000		635,981		-
Compass Offshore HTV Pcc Limited(8)	264,000		587,060		-
DBTCO(9)	500,000		1,111,855		-
Empery Asset Master, LTD(10)	255,979		569,224		-
Empery Tax Efficient, LP(11)	66,987		148,960		-
Empery Tax Efficient II, LP(12)	477,034		1,060,785		-
Hudson Bay Master Fund Ltd.(13)	1,200,000		2,668,453		-
Iron Road Multi-Strategy Fund LP(14)	38,651		85,948		-
Vertex Enhanced Income Fund(15)	400,000		889,484		-
MFP Partners, L.P.(16)	1,694,000	(17)	2,183,484	(17)	-
Sophrosyne Malthusian Partners LP(18)	80,000		177,897		-
Wolverine Flagship Fund Trading Limited(19)	700,000		1,556,598		-
Yellowjacket, LP(20)	343,818	(21)	400,268		163,818

________

(1) Assumes conversion of the $27,000,000 in principal amount of the Debentures at the initial conversion price of $5.00 per share. Does not include any shares potentially issuable in payment of interest because the determination of whether to pay interest shares is in our discretion. Also does not include any shares issuable upon exercise of the Warrants because they are not exercisable within 60 days of the date of the table.
(2) Represents 130% of the shares of common stock issuable pursuant to the terms of the Debentures and Warrants, in each case without regard to any restrictions or limitations on the number of shares of common stock issuable pursuant to the terms of the Debentures or Warrants.
(3) Frances Tuite exercises voting and dispositive power over the shares held by 1837 Partners LP. Frances Tuite disclaims any beneficial ownership of these shares.
(4) Frances Tuite exercises voting and dispositive power over the shares held by 1837 Partners LTD. Frances Tuite disclaims any beneficial ownership of these shares.
(5) Frances Tuite exercises voting and dispositive power over the shares held by 1837 Partners QP LP. Frances Tuite disclaims any beneficial ownership of these shares.

(6) Moez Kassam exercises voting and dispositive power over the shares held by Anson Investments Master Fund LP. Mr. Kassam disclaims any beneficial ownership of these shares.
(7) Benjamin J. Taylor exercises voting and dispositive power over the shares held by Compass HTV LLC. Mr. Taylor disclaims any beneficial ownership of these shares.
(8) Benjamin J. Taylor exercises voting and dispositive power over the shares held by Compass Offshore HTV PCC. Mr. Taylor disclaims any beneficial ownership of these shares.
(9) Tom F. Peckosh exercises voting and dispositive power over the shares held by DBTCO. Mr. Peckosh disclaims any beneficial ownership of these shares.
(10) Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd ("EAM"), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.
(11) Empery Asset Management LP, the authorized agent of Empery Tax Efficient LP ("ETE"), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.
(12) Empery Asset Management LP, the authorized agent of Empery Tax Efficient II, LP ("ETE II"), has discretionary authority to vote and dispose of the shares held by ETE II and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE II. ETE II, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.
(13) Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.
(14) Francis Tuite exercises voting and dispositive power over the shares held by Iron Road Capital Partners, LLC. Francis Tuite disclaims any beneficial ownership of these shares.
(15) Tim Logie and Matthew Wood exercise voting and dispositive power over the shares held by Vertex Enhanced Income Fund. Mr. Logie and Mr. Wood each disclaim any beneficial ownership of these shares.
(16) Michael Price exercises voting and dispositive power over the shares held by MFP Investors LLC. Mr. Price disclaims any beneficial ownership of these shares.
(17) Includes, in addition to the shares of common stock issuable pursuant to the Debentures and Warrants, 1,294,000 shares of common stock purchased in a private placement.
(18) Benjamin Taylor exercises voting and dispositive power over the shares held by Sophrosyne Malthusian Partners LP. Mr. Taylor disclaims any beneficial ownership of these shares.
(19) Wolverine Asset Management, LLC ("WAM") is the investment manager of Wolverine Flagship Fund Trading Limited and has voting and dispositive power over these securities. The sole member and manager of WAM is Wolverine Holdings, L.P. ("Wolverine Holdings"). Robert R. Bellick and Christopher L. Gust, in their capacity as investment managers of Wolverine Holdings, may be deemed to control Wolverine Trading Partners, Inc., the general partner of Wolvering Holdings. Mr. Bellick and Mr. Gust disclaim any beneficial ownership of these shares. Wolverine has advised us that it is affiliated with a broker-dealer; however, it has certified to us that it purchased the Debentures and Warrants in the ordinary course of business and further, that it does not have any agreements, understandings, directly or indirectly, with any person to distribute the shares of Common stock issuable pursuant to the Debentures or Warrants.
(20) Robert W. Lishman, Jr., the general partner of Yellowjacket, LP ("Yellowjacket"), has discretionary authority to vote and dispose of the shares held by Yellowjacket and may be deemed to be the beneficial owner of these shares. Mr. Lishman disclaims beneficial ownership of these securities.
(21) Includes 163,818 shares of common stock owned by Yellowjacket prior to the purchase of the Debentures and Warrants.

PLAN OF DISTRIBUTION

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

  on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

  in the over-the-counter market;

  in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

  through the writing of options, whether such options are listed on an options exchange or otherwise;

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  an exchange distribution in accordance with the rules of the applicable exchange;

  privately negotiated transactions;

  settlement of short sales;

  in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  a combination of any such methods of sale; or

  any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders may pledge or grant a security interest in some or all of the convertible notes, warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

EXPERTS

Our consolidated balance sheets as of June 30, 2013 and 2014 and our consolidated statements of operations, stockholders' equity and cash flows for the fiscal years ended June 30, 2013 and 2014 have been incorporated by reference in this prospectus in reliance on the reports of M&K CPAS, PLLC, our independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities offered hereby will be passed on by Holland & Knight LLP, Portland, Oregon.

INFORMATION INCORPORATED BY REFERENCE

This prospectus is part of a registration statement on Form S-3. The Commission allows this filing to "incorporate by reference" information that we have previously filed with the Commission. This means that we can disclose important information to you by referring you to other documents that we have filed with the Commission. The information that is incorporated by reference is considered part of this prospectus, and information that we file later will automatically update and may supersede this information. For further information about us and the securities being offered, you should refer to the registration statement and the following documents that are incorporated by reference:

  Our annual report on Form 10-K for the fiscal year ended June 30, 2014, filed with the Commission on September 29, 2014;

  Our quarterly report on Form 10-Q for the quarter ended September 30, 2014, filed with the Commission on November 12, 2014;

  Our definitive proxy statement on Schedule 14A, filed with the Commission on October 28, 2014;

  Our current reports on Forms 8-K, filed with the Commission on July 3, 2014; July 8, 2014; July 24, 2014; August 1, 2014; August 8, 2014; September 10, 2014; September 29, 2014; November 5, 2014; December 15, 2014; December 23, 2014; December 29, 2014; December 31, 2014; January 7, 2015 and current report on Form 8-K/A filed with the Commission on January 7, 2015, to the extent that each such current report was filed and not furnished;

  All other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 (the "Exchange Act") since the end of the fiscal year covered by the annual report referred to above; and

  The description of our common stock contained in Forms 8-A filed on April 23, 2010 and amended on April 29, 2010 and any amendments or reports filed for the purpose of updating such description.

All documents filed by us subsequent to those listed above with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering (including all such documents filed with the Commission after the date of the initial registration statement and prior to the effectiveness of the registration statement), shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of all documents that are incorporated by reference in this prospectus by writing or telephoning us at the following address and number: S&W Seed Company, P.O. Box 235, Five Points, CA 93624, telephone (559) 884-2535. We will provide copies of all documents requested (not including exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents or this prospectus) without charge.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 filed with the Commission under the Securities Act. This prospectus does not contain all the information set forth in the registration statement because certain information has been incorporated into the registration statement by reference in accordance with the rules and regulations of the Commission. Please review the documents incorporated by reference for a more complete description of the matters to which such documents relate.

We are subject to the informational reporting requirements of the Exchange Act. In accordance with the Exchange Act, we file reports, proxy statements, and other information with the Commission. You can inspect and copy these reports, proxy statements and other information at the Public Reference Room of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the Commission at 1-800-Commission-0330 for further information on the operation of the public reference rooms. Our Commission filings are also available on the Commission's website. The address of this site is http://www.sec.gov.